Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 9, 2005

among

LINCOLN NATIONAL CORPORATION,

QUARTZ CORPORATION

and

JEFFERSON-PILOT CORPORATION

	(e)	Compliance with Applicable Laws and Reporting Requirements	14
	(f)	Legal Proceedings	14
	(g)	Taxes	15
	(h)	Certain Agreements	16
	(i)	Benefit Plans	17
	(j)	Subsidiaries	18
	(k)	Agreements with Regulators	18
	(l)	Absence of Certain Changes or Events	18
	(m)	Board Approval	18
	(n)	Vote Required	18
	(o)	Properties	19
	(p)	Intellectual Property	19
	(q)	Brokers or Finders	20
	(r)	Opinion of Jefferson-Pilot Financial Advisor	20
	(s)	Additional Representations	20
	(t)	Rights Agreements; Takeover Laws	21
	(u)	Insurance Reports	21
	(v)	Insurance Business	22
	(w)	Risk Management Instruments	23
	(x)	Reinsurance	23
	(y)	FCC Licenses	23
	(z)	Bank Holding Company Act	23
3.2.	Representations and Warranties of Lincoln		23
	(a)	Organization, Standing and Power	23
	(b)	Capital Structure	24
	(c)	Authority	25
	(d)	SEC Documents; Regulatory Reports; Undisclosed Liabilities	26
	(e)	Compliance with Applicable Laws and Reporting Requirements	27
	(f)	Legal Proceedings	28
	(g)	Taxes	28
	(h)	Certain Agreements	29
	(i)	Benefit Plans	30
	(j)	Subsidiaries	30
	(k)	Agreements with Regulators	30
	(l)	Absence of Certain Changes or Events	31
	(m)	Board Approval	31
	(n)	Vote Required	31
	(o)	Properties	31
	(p)	Intellectual Property	32
	(q)	Brokers or Finders	32
	(r)	Opinion of Lincoln Financial Advisor	32
	(s)	Additional Representations	33
	(t)	Rights Agreements; Takeover Laws	34
	(u)	Insurance Reports	34

	(v)	Insurance Business	34
	(w)	Risk Management Instruments	35
	(x)	Reinsurance	35
	(y)	Bank Holding Company Act	35
3.3.	Representations and Warranties of Merger Sub		35

ARTICLE IV	COVENANTS RELATING TO CONDUCT OF BUSINESS		36

4.1.	Covenants of Jefferson-Pilot		36
	(a)	Ordinary Course	36
	(b)	Dividends; Changes in Stock	37
	(c)	Issuance of Securities	37
	(d)	Governing Documents	37
	(e)	No Acquisitions or Dispositions	38
	(f)	Indebtedness	38
	(g)	Other Actions	38
	(h)	Accounting Methods	38
	(i)	Tax-Free Reorganization Treatment	38
	(j)	Compensation and Benefit Plans	38
	(k)	No Liquidation	39
	(l)	Other Agreements	39
	(m)	Change in Tax Accounting	39
	(n)	Third Party Consents	39
	(o)	Investment Company Act	39
	(p)	Advisory Contract Consents	40
4.2.	Covenants of Lincoln		40
	(a)	Ordinary Course	40
	(b)	Dividends; Changes in Stock	41
	(c)	Issuance of Securities	41
	(d)	Governing Documents	41
	(e)	No Acquisitions or Dispositions	41
	(f)	Indebtedness	42
	(g)	Other Actions	42
	(h)	Accounting Methods	42
	(i)	Tax-Free Reorganization Treatment	42
	(j)	Compensation and Benefit Plans	42
	(k)	No Liquidation	43
	(l)	Other Agreements	43
	(m)	Change in Tax Accounting	43
	(n)	Third Party Consents	43
	(o)	NYSE Listing	43
	(p)	Investment Company Act	43
	(q)	Advisory Contract Consents	44
4.3.	Transition		44
4.4.	Advice of Changes; Government Filings		44
4.5.	Control of Other Party’s Business		45

ARTICLE V	ADDITIONAL AGREEMENTS	45

5.1.	Preparation of Proxy Statement; Shareholders Meetings	45
5.2.	Access to Information	47
5.3.	Reasonable Best Efforts	48
5.4.	Acquisition Proposals	48
5.5.	Affiliates	50
5.6.	Jefferson-Pilot Equity Awards	50
5.7.	Fees and Expenses	51
5.8.	Governance	52
5.9.	Indemnification; Directors’ and Officers’ Insurance	52
5.10.	Dividends	53
5.11.	Public Announcements	53
5.12.	Additional Agreements	53
5.13.	Community Commitments	53
5.14.	Tax Treatment	54

ARTICLE VI	CONDITIONS PRECEDENT	54

6.1.	Conditions to Each Party’s Obligation To Effect the Merger	54
	(a) Shareholder Approval	54
	(b) NYSE Listing	54
	(c) Other Approvals	54
	(d) Form S-4	54
	(e) No Injunctions or Restraints; Illegality	54
	(f) Burdensome Condition	54
6.2.	Conditions to Obligations of Lincoln	55
	(a) Representations and Warranties	55
	(b) Performance of Obligations of Jefferson-Pilot	55
	(c) Tax Opinion	55
6.3.	Conditions to Obligations of Jefferson-Pilot	55
	(a) Representations and Warranties	55
	(b) Performance of Obligations of Lincoln	56
	(c) Tax Opinion	56

ARTICLE VII	TERMINATION AND AMENDMENT	56

7.1.	Termination	56
7.2.	Effect of Termination	57
7.3.	Amendment	59
7.4.	Extension; Waiver	59

ARTICLE VIII	GENERAL PROVISIONS	60

8.1.	Non-survival of Representations, Warranties and Agreements	60
8.2.	Notices	60
8.3.	Interpretation	61
8.4.	Counterparts	61
8.5.	Entire Agreement; No Third Party Beneficiaries	61

8.6.	Governing Law	62
8.7.	Severability	62
8.8.	Assignment	62
8.9.	Enforcement	62
8.10.	WAIVER OF JURY TRIAL	62

Exhibit 1.5(a)	Articles of Incorporation of Surviving Corporation
Exhibit 1.5(b)	Bylaws of Surviving Corporation
Exhibit 1.7(a)	Amended and Restated Bylaws of Lincoln
Exhibit 5.5	Form of Affiliate Agreement
Exhibit 5.8(b)	List of Officers and Directors of Lincoln Post-Merger

v

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.4(a)(i)
Acquisition Transaction	7.2(b)(ii)
Agreement	Preamble
Articles of Merger	1.1
Benefit Plans	3.1(i)(i)
BHC Act	3.1(z)
Business Day	1.2
Cash Consideration	2.1(a)(ii)
Cash Conversion Number	2.1(e)
Cash Election	2.1(d)(ii)
Cash Election Number	2.1(e)
Cash Election Shares	2.1(e)
certificates	2.2(a)
Change in Jefferson-Pilot Recommendation	7.1(d)(i)
Change in Lincoln Recommendation	7.1(e)(i)
Closing	1.2
Closing Date	1.2
Code	Recitals
Confidentiality Agreement	5.2(b)
Converted Cash Election Share	2.1(f)(ii)(B)
Converted Stock Election Share	2.1(f)(i)(C)
Deemed Cash Election Share	2.1(f)(i)(B)
Effective Time	1.1
Election Deadline	2.1(h)
Election Form Record Date	2.1(g)
ERISA	3.1(i)(i)
Exchange Act	2.1(g)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(i)
FCC	3.1(c)(iii)
FCC Approvals	3.1(c)(iii)
FCC Licenses	3.1(y)
Form of Election	2.1(g)
Form S-4	5.1(a)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
Indemnified Liabilities	5.9(a)
Indemnified Parties	5.9(a)
Insurance Approvals	3.1(c)(iii)
Insurance Laws	3.1(u)
Investment Advisers Act	3.1(s)(ii)
Investment Company Act	3.1(s)(ii)

Jefferson-Pilot	Preamble
Jefferson-Pilot Actuarial Analyses	3.1(v)(ii)
Jefferson-Pilot Adviser	3.1(s)(ii)
Jefferson-Pilot Benefit Plans	3.1(i)(i)
Jefferson-Pilot Board Approval	3.1(m)
Jefferson-Pilot Broker-Dealer	3.1(s)(ii)
Jefferson-Pilot Certificates	2.2(a)
Jefferson-Pilot Common Stock	2.1(a)
Jefferson-Pilot Contracts	3.1(h)
Jefferson-Pilot Disclosure Letter	3
Jefferson-Pilot Fund	3.1(s)(ii)
Jefferson-Pilot Insiders	5.6(e)
Jefferson-Pilot Insurance Contracts	3.1(v)(i)
Jefferson-Pilot Insurance Entities	3.1(u)
Jefferson-Pilot Insurer	3.1(s)(ii)
Jefferson-Pilot Intellectual Property	3.1(p)(i)
Jefferson-Pilot Investment Company	3.1(s)(ii)
Jefferson-Pilot Permits	3.1(e)(i)
Jefferson-Pilot Preferred Stock	3.1(b)(i)
Jefferson-Pilot Public Proposal	7.2(c)(ii)
Jefferson-Pilot Rights Agreement	3.1(t)
Jefferson-Pilot SAP Statements	3.1(u)
Jefferson-Pilot SEC Documents	3.1(d)(i)
Jefferson-Pilot Shareholders Meeting	5.1(b)
Jefferson-Pilot Stock Option	5.6(a)
Jefferson-Pilot Stock Plans	3.1(b)(i)
Jefferson-Pilot Termination Fee	7.2(c)
Jefferson-Pilot’s Current Premium	5.9(b)
Joint Proxy Statement / Prospectus	5.1(a)
Lincoln	Preamble
Lincoln Actuarial Analyses	3.2(v)(ii)
Lincoln Adviser	3.2(s)(ii)
Lincoln Benefit Plans	3.2(i)(i)
Lincoln Board Approval	3.2(m)
Lincoln Broker-Dealer	3.2(s)(ii)
Lincoln Common Stock	3.2(b)(i)
Lincoln Contracts	3.2(h)
Lincoln Disclosure Letter	3
Lincoln Fund	3.2(s)(ii)
Lincoln Insurance Contracts	3.2(v)(i)
Lincoln Insurance Entities	3.2(u)
Lincoln Insurer	3.2(s)(ii)
Lincoln Intellectual Property	3.2(p)(i)
Lincoln Investment Company	3.2(s)(ii)
Lincoln Permits	3.2(e)(i)
Lincoln Public Proposal	7.2(b)(ii)

Lincoln Rights Agreement	3.2(t)
Lincoln SAP Statements	3.2(u)
Lincoln SEC Documents	3.2(d)(i)
Lincoln Series A Preferred Stock	3.2(b)(i)
Lincoln Shareholders Meeting	5.1(c)
Lincoln Stock Plans	3.2(b)(i)
Lincoln Termination Fee	7.2(b)
Material Adverse Effect	3.1(a)(iv)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plans	3.1(i)(i)
NASD	3.1(c)(iii)
NCBCA	1.1
Non-Election Shares	2.1(e)
NYSE	2.2(e)
Required Jefferson-Pilot Vote	3.1(n)
Required Lincoln Vote	3.2(n)
Requisite Regulatory Approvals	6.1(c)
SAP	3.1(u)
SEC	3.1(a)(iv)
Section 16 Information	5.6(e)
Securities Act	3.1(d)(i)
Significant Subsidiary	3.1(a)(iv)
Stations	3.1(y)
Stock Consideration	2.1(a)(i)
Stock Election	2.1(d)
Stock Election Shares	2.1(e)
Subsidiary	3.1(a)(iv)
Superior Proposal	5.4(d)
Surviving Corporation	1.3
Tax	3.1(g)
Tax Asset	3.1(g)
Tax Return	3.1(g)
Taxing Authority	3.1(g)
Third Party Consents	4.1(n)
Total Cash Amount	2.1(e)
trading account shares	3.1(b)(i)
trust account shares	3.1(b)(i)
Violation	3.1(c)(ii)
Voting Debt	3.1(b)(ii)

AGREEMENT AND PLAN OF MERGER dated as of October 9, 2005 (this “Agreement”), among LINCOLN NATIONAL CORPORATION, an Indiana corporation (“Lincoln”), QUARTZ CORPORATION, a North Carolina corporation and a direct wholly owned subsidiary of Lincoln (“Merger Sub”), and Jefferson-Pilot CORPORATION, a North Carolina corporation (“Jefferson-Pilot”).

WHEREAS, the Boards of Directors of Lincoln and Jefferson-Pilot have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, a business combination transaction between Merger Sub and Jefferson-Pilot upon the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Boards of Directors of Lincoln and Jefferson-Pilot have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, Lincoln and Jefferson-Pilot desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, for tax purposes only, it is intended that (a) the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) this Agreement, shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g) and (c) the parties hereto shall each be a party to this transaction as described in and pursuant to Section 368(b) of the Code.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1. Effective Time of the Merger. Subject to the provisions of this Agreement and the requirements of § 55-11-05 of the North Carolina Business Corporation Act (the “NCBCA”), articles of merger (the “Articles of Merger”) shall be duly prepared and executed by Merger Sub and thereafter delivered to the Secretary of State of the State of North Carolina for filing pursuant to the NCBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, or at such time thereafter as is provided in the Articles of Merger (the “Effective Time”).

1.2. Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, in New York, New York, unless another place is agreed to in writing by the parties hereto. “Business Day” as used herein shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, Indiana or North Carolina are obligated by law or executive order to be closed.

1.3. Effects of the Merger. At the Effective Time, Jefferson-Pilot shall be merged with and into Merger Sub, the separate legal existence of Jefferson-Pilot shall cease and Merger Sub will continue as the surviving corporation (the “Surviving Corporation”) in the Merger and will succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Jefferson-Pilot. The Merger will have the effects set forth in § 55-11-06 of the NCBCA and this Agreement.

1.4. Conversion of Common Stock of Merger Sub. At and after the Effective Time, each share of common stock of Merger Sub that was issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.5. Articles of Incorporation and Bylaws of Surviving Corporation. The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit 1.5(a), shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time, as set forth in Exhibit 1.5(b), shall be the Bylaws of the Surviving Corporation.

1.6. Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7. Bylaws of Lincoln. At the Effective Time, the Bylaws of Lincoln shall be as set forth on Exhibit 1.7(a) until thereafter amended in accordance with applicable law and the provisions thereof.

1.8. Alternative Transaction Structures. The parties agree that Lincoln may, with the consent of Jefferson-Pilot, change the method of effecting the business combination contemplated by this Agreement (including by permitting Merger Sub to assign its rights under this Agreement to a Subsidiary of Lincoln that is disregarded as separate from its owner under Treasury Regulation Section 301.7701-3 or permitting Merger Sub to convert to such an entity), and Jefferson-Pilot shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any actions taken pursuant to this Section 1.8 shall not (i) alter or change the kind or amount of consideration to be issued to holders of Jefferson-Pilot Common Stock, (ii) adversely affect the tax consequences of the transaction to the holders of Jefferson-Pilot Common Stock as provided in the recitals to this Agreement, (iii) materially delay receipt of any Requisite Regulatory Approval, or (iv) otherwise cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof).

ARTICLE II

CONVERSION OF JEFFERSON-PILOT COMMON STOCK;

EXCHANGE OF CERTIFICATES

2.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Jefferson-Pilot Common Stock:

(a) Conversion of Jefferson-Pilot Common Stock. Each share of Jefferson-Pilot Common Stock, par value $1.25 per share (the “Jefferson-Pilot Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into, as provided in and subject to the limitations set forth in this Agreement and the election and allocation procedures set forth in this Section 2.1, the right to receive at the election of the holder thereof as provided in this Section 2.1 (i) 1.0906 shares (the “Exchange Ratio”) of Lincoln Common Stock (the “Stock Consideration”), or (ii) $55.96 in cash (the “Cash Consideration”). The shares of Lincoln Common Stock and the cash into which the shares of Jefferson-Pilot Common Stock are to be converted are collectively referred to herein as the “Merger Consideration.” At the Effective Time, each share of Jefferson-Pilot Common Stock shall cease to be outstanding and cease to exist and each holder of such shares shall thereafter cease to have any rights with respect to such shares except the right to receive shares of Lincoln Common Stock or cash in accordance with this Section 2.1 and cash in lieu of fractional shares of Lincoln Common Stock in accordance with Section 2.2(e).

(b) Cancellation of Treasury Stock and Lincoln Owned Stock. Notwithstanding the foregoing, all shares of Jefferson-Pilot Common Stock that are owned by Jefferson-Pilot as treasury stock or by Lincoln, but excluding any shares of Jefferson-Pilot owned by any of their respective Subsidiaries (other than, for the avoidance of doubt, trading account shares and trust account shares, as each such term is defined in Section 3.1(b)) shall be canceled and retired and shall cease to exist, and no stock of Lincoln and no other consideration shall be delivered in exchange therefor.

(c) Certain Adjustments. If between the date of this Agreement and the Effective Time: (i) the outstanding shares of Lincoln Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event; or (ii) the outstanding shares of Jefferson-Pilot Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Exchange Ratio and the Cash Consideration shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event; it being understood that nothing in the foregoing shall be deemed in any way to require an increase or decrease in the Total Cash Amount.

(d) Elections by Holders of Shares of Jefferson-Pilot Common Stock. Subject to the election and allocation procedures set forth in this Section 2.1, each holder of shares of Jefferson-Pilot Common Stock shall be entitled with respect to the shares of Jefferson-Pilot Common Stock held by such holder, to (i) elect to receive the Stock Consideration for all or a portion of such shares (a “Stock Election”) or (ii) elect to receive the Cash Consideration for all or a portion of such shares (a “Cash Election”).

(e) Certain Definitions. The aggregate amount of Cash Consideration to be paid to holders of Jefferson-Pilot Common Stock in the Merger (not including cash in lieu of fractional shares) shall be $1,800,000,000 (the “Total Cash Amount”) and the total number of shares of Jefferson-Pilot Common Stock to be converted into the right to receive the Total Cash Amount shall equal the Total Cash Amount divided by the Cash Consideration (rounded down to the nearest whole share, the “Cash Conversion Number”). Shares of Jefferson-Pilot Common Stock as to which a holder has elected to receive Cash Consideration are referred to as “Cash Election Shares,” and the aggregate number of Cash Election Shares are referred to as the “Cash Election Number.” Shares of Jefferson-Pilot Common Stock as to which a holder has elected to receive the Stock Consideration are referred to as “Stock Election Shares.” Shares of Jefferson-Pilot Common Stock as to which a valid election has not been made pursuant to this Section 2.1 are referred to as “Non-Election Shares.”

(f) Election Adjustments. The allocation among the holders of Jefferson-Pilot Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger will be made as follows:

(i) Number of Cash Election Shares Less Than or Equal to Cash Conversion Number. If the number of Cash Election Shares is less than or equal to the Cash Conversion Number, then:

(A) each Cash Election Share will be, as of the Effective Time, converted into the right to receive the Cash Consideration;

(B) the Exchange Agent will allocate from among the Non-Election Shares, pro rata to the holders of Non-Election Shares in accordance with their respective numbers of Non-Election Shares, a sufficient number of Non-Election Shares so that the sum of such number and the number of Cash Election Shares equals the Cash Conversion Number, and each such allocated Non-Election Share (each, a “Deemed Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Cash Consideration; provided that if the sum of all Non-Election Shares and Cash Election Shares is equal to or less than the Cash Conversion Number, all Non-Election Shares will be Deemed Cash Election Shares;

(C) if the sum of Cash Election Shares and Non-Election Shares is less than the Cash Conversion Number, the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares so that the sum of such number, the number of all Cash Election Shares and the number of all Non-Election Shares equals the Cash Conversion Number, and each such allocated Stock

Election Share (each, a “Converted Stock Election Share”), will be, as of the Effective Time, converted into the right to receive the Cash Consideration; and

(D) each Non-Election Share and Stock Election Share that is not a Deemed Cash Election Share or a Converted Stock Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Stock Consideration; or

(ii) Number of Cash Election Shares Greater Than Cash Conversion Number. If the number of Cash Election Shares is greater than the Cash Conversion Number, then:

(A) each Stock Election Share and Non-Election Share will be, as of the Effective Time, converted into the right to receive the Stock Consideration;

(B) the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares (each, a “Converted Cash Election Share”) so that the difference of (x) the number of Cash Election Shares less (y) the number of the Converted Cash Election Shares equals the Cash Conversion Number, and each Converted Cash Election Share will be, as of the Effective Time, converted into the right to receive the Stock Consideration; and

(C) each Cash Election Share that is not a Converted Cash Election Share will be, as of the Effective Time, converted into the right to receive the Cash Consideration.

(g) Exercise of Election. All Cash Elections and Stock Elections shall be made on a form designed for that purpose and mutually acceptable to Lincoln and Jefferson-Pilot (a “Form of Election”) and mailed to holders of record of shares of Jefferson-Pilot Common Stock who are holders on the record date for the Jefferson-Pilot Shareholders Meeting, together with the Joint Proxy Statement / Prospectus (the “Election Form Record Date”). Lincoln and Jefferson-Pilot shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Jefferson-Pilot Common Stock between the Election Form Record Date and the Election Deadline. Elections shall be made by submitting to the Exchange Agent a Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent by a holder (or beneficial owner) and accompanied by (i) Jefferson-Pilot Certificates representing the shares of Jefferson-Pilot Common Stock as to which the Form of Election relates, duly endorsed in blank or in form acceptable for transfer on the books of Jefferson-Pilot (or accompanied by an appropriate guarantee of delivery of such Jefferson-Pilot Certificates as set forth in such Form of Election from a firm which is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)); provided that such Jefferson-Pilot Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery) or (ii) in the case of shares in book entry form, any additional documents specified in the procedures set forth in the Form of Election. Lincoln shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Lincoln (or the Exchange Agent) in such matters shall be conclusive and binding. None of Lincoln, Jefferson-Pilot or the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.1 and all such computations shall be conclusive and binding on the holders and beneficial owners of Jefferson-Pilot Common Stock.

(h) Election Deadline. A properly signed and completed Form of Election must be received by the Exchange Agent not later than the Election Deadline in order to be effective. The “Election Deadline” shall be the date that is ten Business Days prior to the date that Lincoln and Jefferson-Pilot estimate, in good faith, will be the Closing Date; provided, that, in the event Lincoln and Jefferson-Pilot cannot agree on the estimated Closing Date, the Election Deadline shall be the date that is 20 Business Days after the date of the Jefferson-Pilot Shareholders Meeting. The Election Deadline shall be publicly announced by Jefferson-Pilot and Lincoln by January 15, 2006, unless otherwise agreed, but in no event less than twenty calendar days prior to the estimated Closing Date. Any holder of Jefferson-Pilot Common Stock who has made an election by submitting a Form of Election to the Exchange Agent may at any time prior to the Election Deadline change such holder’s election by submitting a revised Form of Election, properly completed and signed that is received by the Exchange Agent prior to the Election Deadline. Any holder of Jefferson-Pilot Common Stock may at any time prior to the Election Deadline revoke his election by written notice to the Exchange Agent received prior to the Election Deadline.

(i) Deemed Non-Election Shares. For the purposes hereof, a holder of Jefferson-Pilot Common Stock who does not submit a Form of Election which is received by the Exchange Agent on or prior to the Election Deadline shall be deemed to hold Non-Election Shares. If Lincoln or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shares subject to such election shall for all purposes hereof be deemed to be Non-Election Shares.

2.2. Exchange of Certificates.

(a) Exchange Agent. As of the Effective Time, Lincoln shall deposit, or shall cause to be deposited, with a bank or trust company designated by Lincoln and reasonably acceptable to Jefferson-Pilot (the “Exchange Agent”), for the benefit of the holders of certificates or evidence of shares in book entry form which immediately prior to the Effective Time evidenced shares of Jefferson-Pilot Common Stock (collectively, the “Jefferson-Pilot Certificates”), for exchange in accordance with this Article II, (i) certificates or, at Lincoln’s option, shares in book entry form (collectively “certificates”) representing the aggregate Stock Consideration issuable pursuant to Section 2.1 in exchange for such shares of Jefferson-Pilot Common Stock, and (ii) an amount in cash representing the aggregate Cash Consideration to be paid pursuant to Section 2.1 in exchange for such shares of Jefferson-Pilot Common Stock and any payments of cash in lieu of fractional shares pursuant to Section 2.2(e). Such Stock Consideration and cash so deposited, together with any dividends or distributions with respect to the Stock Consideration, are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As promptly as practicable following the Effective Time, the Exchange Agent shall mail, to each holder of record of shares of Jefferson-Pilot Common Stock (other than holders who properly made an election to receive cash and/or shares of Lincoln Common Stock in accordance with Section 2.1) as of the Effective Time, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Jefferson-Pilot Certificates shall pass, only upon delivery of the Jefferson-Pilot Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as the parties hereto may reasonably specify) and (ii) instructions for use in effecting the surrender of the Jefferson-Pilot Certificates in exchange for certificates representing shares of Lincoln Common Stock or the Cash Consideration. After the Effective Time, with respect to properly made elections to receive Cash Consideration or Stock Consideration in accordance with Section 2.1 or upon surrender of a Jefferson-Pilot Certificate in accordance with this Section 2.2, together with such letter of transmittal, each duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Jefferson-Pilot Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Lincoln Common Stock or the Cash Consideration which such holder has the right to receive in respect of the Jefferson-Pilot Certificate surrendered pursuant to the provisions of this Article II, and the Jefferson-Pilot Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Jefferson-Pilot Common Stock which is not registered in the transfer records of Jefferson-Pilot, a certificate representing the proper number of shares of Lincoln Common Stock may be issued or, as applicable, the Cash Consideration may be paid, to a transferee if the Jefferson-Pilot Certificate representing such Jefferson-Pilot Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to Lincoln Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Jefferson-Pilot Certificate with respect to the shares of Lincoln Common Stock represented thereby, nor the cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of such Jefferson-Pilot Certificate shall surrender such Jefferson-Pilot Certificate in accordance with the procedures set forth in this Article II. Subject to the effect of applicable laws, following the surrender of any such Jefferson-Pilot Certificate in accordance with the procedures set forth in this Article II, the holder of such Jefferson-Pilot Certificate shall be entitled to receive, in addition to the consideration set forth in Section 2.1, without interest, (i) at the time of such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Lincoln Common Stock which the holder of such Jefferson-Pilot Certificate is entitled to receive hereunder, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Lincoln Common Stock which the holder of such Jefferson-Pilot Certificate is entitled to receive hereunder.

(d) No Further Ownership Rights in Jefferson-Pilot Common Stock. All Cash Consideration paid and all shares of Lincoln Common Stock issued upon conversion of shares of Jefferson-Pilot Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been paid or issued, as applicable, in full satisfaction of all rights pertaining to such shares of Jefferson-Pilot Common Stock; subject, however, to Lincoln’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Jefferson-Pilot on such shares of Jefferson-Pilot Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of Lincoln of the shares of Jefferson-Pilot Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Jefferson-Pilot Certificates are presented to Lincoln for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Lincoln Common Stock shall be issued upon the surrender for exchange of Jefferson-Pilot Certificates evidencing Jefferson-Pilot Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Lincoln. In lieu thereof, upon surrender of the applicable Jefferson-Pilot Certificates, Lincoln shall pay each holder of Jefferson-Pilot Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of Jefferson-Pilot Common Stock held at the Effective Time by such holder) would otherwise be entitled by (ii) the closing price on the New York Stock Exchange, Inc. (“NYSE”), as reported on the Consolidated Tape at the close of the NYSE regular session of trading, for a share of Lincoln Common Stock on the last trading day immediately preceding the Effective Time.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Jefferson-Pilot Common Stock represented by such lost, stolen or destroyed certificates; provided, however, that Lincoln may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Lincoln or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of Jefferson-Pilot for six months after the Effective Time shall be delivered to Lincoln, upon demand, and any shareholders of Jefferson-Pilot who have not theretofore complied with this Article II shall thereafter look only to Lincoln for payment, as applicable, of their claim for Lincoln Common Stock, the Cash Consideration, any cash in lieu of fractional shares of Lincoln Common Stock and any dividends or distributions with respect to Lincoln Common Stock.

(h) No Liability. Neither Lincoln nor Jefferson-Pilot shall be liable to any holder of shares of Jefferson-Pilot Common Stock for shares of Lincoln Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Withholding. Lincoln shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Jefferson-Pilot Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Lincoln, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Jefferson-Pilot Common Stock in respect of which such deduction and withholding was made by Lincoln. The parties agree to cooperate with each other for purposes of determining whether any taxes are required to be withheld with respect to the Merger.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Prior to the execution and delivery of this Agreement, each of Jefferson-Pilot and Lincoln delivered to the other a disclosure letter (the “Jefferson-Pilot Disclosure Letter” and the “Lincoln Disclosure Letter,” respectively) which sets forth items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement or as an exception to one or more of such party’s representations or warranties contained in Sections 3.1 and 3.2 of this Agreement, and disclosure made in either disclosure letter with respect to a provision of this Agreement shall be deemed to qualify such provision. The Jefferson-Pilot Disclosure Letter and the Lincoln Disclosure Letter shall be deemed to be a part of this Agreement.

3.1. Representations and Warranties of Jefferson-Pilot. Jefferson-Pilot represents and warrants to Lincoln and Merger Sub as follows:

(a) Organization, Standing and Power.

(i) Each of Jefferson-Pilot and its Significant Subsidiaries is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(ii) The copies of the Articles of Incorporation and Bylaws of Jefferson-Pilot incorporated by reference in the Form 10-K of Jefferson-Pilot for the year ended December 31, 2004, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. Jefferson-Pilot is not in material violation of any provision of its Articles of Incorporation or its Bylaws, and no Significant Subsidiary of Jefferson-Pilot is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(iii) Jefferson-Pilot has made available to Lincoln complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered during the one year period immediately prior to the date of this Agreement) of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of Jefferson-Pilot and the Board of Directors of Jefferson-Pilot, in each case held since January 1, 2003 and prior to the date hereof.

(iv) As used in this Agreement (x) the word “Subsidiary” when used with respect to any party means any entity of which more than 50% of the effective voting power or equity or other ownership interest of such entity is directly owned by such party; (y) a “Significant Subsidiary” means any Subsidiary of Jefferson-Pilot or Lincoln, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); and (z) the term “Material Adverse Effect” means, with respect to any entity, an event, change or effect that is or is reasonably likely to have a material adverse effect on the financial condition, properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole or on the ability of such entity to perform its obligations hereunder on a timely basis, excluding, however any such event, change or effect that arises out of or in connection with or resulting from (A) changes in prevailing interest rates, currency exchange rates or other economic or monetary conditions in the United States or elsewhere, (B) changes in United States or foreign securities markets, including changes in price levels or trading volumes, (C) changes or events affecting the insurance industry generally so long as such changes or events do not have a materially disproportionate effect on Jefferson-Pilot or Lincoln or their respective Subsidiaries, as the case may be, (D) actions or omissions of Lincoln or Jefferson-Pilot, as the case may be, taken with the prior written consent of the other or required hereunder, (E) any outbreak or escalation of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located, (F) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the announcement thereof or (G) any change in such entity’s stock price or trading volume in and of itself.

(b) Capital Structure.

(i) The authorized capital stock of Jefferson-Pilot consists of three hundred fifty million (350,000,000) shares of Jefferson-Pilot Common Stock and twenty million (20,000,000) shares of Preferred Stock (the “Jefferson-Pilot Preferred Stock”). As of the close of business on June 30, 2005, and September 30, 2005, 134,775,029 shares and 134,010,974 shares, respectively, of Jefferson-Pilot Common Stock were issued and outstanding, 9,897,300 shares and 9,819,855 shares, respectively, of Jefferson-Pilot Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards (such stock options, units and other awards and plans and programs, collectively, the “Jefferson-Pilot Stock Plans”), and there were no shares of Jefferson-Pilot Common Stock held by Jefferson-Pilot or by its Subsidiaries (exclusive of (x) shares held in connection with any market making activities or proprietary trading activities (“trading account shares”) or (y) shares held in insurance company separate accounts or separate trusts, rabbi trusts, managed, custodial or nominee accounts and the like, or held by mutual funds or merchant banking entities for which a

Subsidiary of the relevant party acts as investment advisor or in a similar capacity, or held in the general account of any Subsidiary (any such shares, “trust account shares”)). From June 30, 2005 to the date hereof, Jefferson-Pilot has not issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Jefferson-Pilot or any of its Subsidiaries, other than pursuant to and as required by the terms of the Jefferson-Pilot Stock Plans and Jefferson-Pilot has not issued any stock options or other awards under the Jefferson-Pilot Stock Plans except as set forth in Section 3.1(b)(i) of the Jefferson-Pilot Disclosure Letter. No shares of Jefferson-Pilot Preferred Stock are outstanding or reserved for issuance. All outstanding shares of Jefferson-Pilot Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Jefferson-Pilot are issued or outstanding.

(iii) Except for (A) options, units or awards issued or to be issued under the Jefferson-Pilot Stock Plans and (B) Jefferson-Pilot Common Stock purchase rights issued in connection with the Jefferson-Pilot Rights Agreement, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Jefferson-Pilot or any Subsidiary of Jefferson-Pilot is a party or by which it or any such Subsidiary is bound obligating Jefferson-Pilot or any Subsidiary of Jefferson-Pilot to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Jefferson-Pilot or of any Subsidiary of Jefferson-Pilot or obligating Jefferson-Pilot or any Subsidiary of Jefferson-Pilot to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement. There are no outstanding contractual obligations of Jefferson-Pilot or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Jefferson-Pilot or any of its Subsidiaries.

(iv) Since June 30, 2005, Jefferson-Pilot has not declared, set aside, made or paid to the shareholders of Jefferson-Pilot dividends or other distributions on the outstanding shares of capital stock of Jefferson-Pilot, other than regular quarterly cash dividends disclosed in Section 3.1(b)(iv) of the Jefferson-Pilot Disclosure Letter.

(c) Authority.

(i) Jefferson-Pilot has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the requisite vote of the holders of Jefferson-Pilot Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Jefferson-Pilot and no other corporate proceedings on the part of Jefferson-Pilot are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the shareholders of Jefferson-Pilot. This Agreement has been duly executed and delivered by Jefferson-Pilot and (assuming the due authorization, execution and delivery by Lincoln and Merger Sub) constitutes a valid and binding obligation of Jefferson-Pilot, enforceable against Jefferson-Pilot in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement do not, and the performance of its obligations and consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Articles of Incorporation or Bylaws of Jefferson-Pilot or any Subsidiary of Jefferson-Pilot, or (B) except as set forth in Section 3.1(c)(ii) of the Jefferson-Pilot Disclosure Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Jefferson-Pilot Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Jefferson-Pilot or any Subsidiary of Jefferson-Pilot or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (each, a “Governmental Entity”), is required by or with respect to Jefferson-Pilot or any Subsidiary of Jefferson-Pilot in connection with the execution and delivery of this Agreement by Jefferson-Pilot or the consummation by Jefferson-Pilot of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a Material Adverse Effect on Jefferson-Pilot, except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials, including (1) the Joint Proxy Statement / Prospectus, (2) the Form S-4 and (3) such reports, filings and statements under Sections 12, 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, (C) such applications, filings, authorizations, orders and approvals as may be required under the insurance laws of any state or foreign jurisdiction, and any approvals thereof (collectively, the “Insurance Approvals”), as set forth in Section 3.1(c)(iii)(C) of the Jefferson-Pilot Disclosure Letter, (D) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (E) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Lincoln Common Stock pursuant to this Agreement, (F) compliance with any applicable requirements of the NYSE, (G) such filings and approvals as may be required by the Federal Communications Commission (“FCC”) in connection with the consummation of the transactions contemplated hereby to maintain the FCC

Licenses in full force and effect (the “FCC Approvals”), (H) if necessary, the filing with the SEC of a proxy (including proxy statements) for the Jefferson-Pilot Funds relating to shareholder approval of new investment management or investment advisory or subadvisory agreements with Jefferson-Pilot Advisers and any required election of directors, and (I) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of state and federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisers and the rules and regulations of the NASD (the “NASD”).

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) Jefferson-Pilot and its Subsidiaries, including the Jefferson-Pilot Insurers and their respective registered separate accounts, have filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2002 (the “Jefferson-Pilot SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Jefferson-Pilot SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Jefferson-Pilot SEC Documents, and none of the Jefferson-Pilot SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Jefferson-Pilot and its Subsidiaries, including the Jefferson-Pilot Insurers and their respective registered separate accounts, included in the Jefferson-Pilot SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Jefferson-Pilot and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Other than the Jefferson-Pilot SEC Documents, which are addressed in clause (i) above, Jefferson-Pilot and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Jefferson-Pilot.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Jefferson-Pilot included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot, Jefferson-Pilot and its

Subsidiaries do not have, and since June 30, 2005, Jefferson-Pilot and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Jefferson-Pilot’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Jefferson-Pilot and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Jefferson-Pilot and its Subsidiaries, taken as a whole (the “Jefferson-Pilot Permits”), and Jefferson-Pilot and its Subsidiaries are in compliance with the terms of the Jefferson-Pilot Permits and all applicable laws and regulations, except where the failure to so hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Except as disclosed in the Jefferson-Pilot SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.1(e)(i) of the Jefferson-Pilot Disclosure Letter, the businesses of Jefferson-Pilot and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001 and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Jefferson-Pilot. To the knowledge of Jefferson-Pilot, no investigation by any Governmental Entity with respect to Jefferson-Pilot or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(ii) The records, systems, controls, data and information of Jefferson-Pilot and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Jefferson-Pilot or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Jefferson-Pilot SEC Documents filed with the SEC prior to the date hereof, Jefferson-Pilot and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles and disclosure controls and procedures to ensure that the information required to be disclosed in the SEC documents of Jefferson-Pilot is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

(f) Legal Proceedings. Except as disclosed in the Jefferson-Pilot SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.1(f) of the Jefferson-Pilot Disclosure Letter, there are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Jefferson-Pilot, threatened, against or affecting Jefferson-Pilot or any Subsidiary of Jefferson-Pilot, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson-Pilot or on the Surviving Corporation, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Jefferson-Pilot or any Subsidiary of Jefferson-Pilot having or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson-Pilot or on the Surviving Corporation.

(g) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson-Pilot:

(i) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Jefferson-Pilot or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(ii) There are no liens for any Taxes upon the assets of Jefferson-Pilot or any of its Subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings.

(iii) Jefferson-Pilot and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with statutory accounting principles and generally accepted accounting principles an adequate accrual for all such Taxes.

(iv) The federal income Tax Returns of Jefferson-Pilot and its Subsidiaries through the tax year ended December 31, 1999, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(v) Except as set forth in Section 3.1(g)(v) of the Jefferson-Pilot Disclosure Letter, there is no claim, audit, action, suit, proceeding or investigation now pending or, to Jefferson-Pilot’s knowledge, threatened against or with respect to Jefferson-Pilot or its Subsidiaries in respect of any Tax or Tax Asset.

(vi) Neither Jefferson-Pilot nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) in conjunction with the Merger.

(vii) Jefferson-Pilot and each of its Subsidiaries have withheld all amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Jefferson-Pilot and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under law.

(viii) Except as set forth in Section 3.1(g)(viii) of the Jefferson-Pilot Disclosure Letter, neither Jefferson-Pilot nor any of its Subsidiaries is a party to a Tax allocation or sharing agreement.

(ix) Except as set forth in Section 3.1(g)(ix) of the Jefferson-Pilot Disclosure Letter, neither Jefferson-Pilot nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(x) Neither Jefferson-Pilot nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or Tax attribute that could be carried forward or carried back to reduce Taxes (including deductions and credits relating to guaranty fund assessments and the alternative minimum tax).

“Taxing Authority” means the Internal Revenue Service or any other Governmental Authority responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes Lincoln, Jefferson-Pilot or any Subsidiaries thereof.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the Jefferson-Pilot SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.1(h) of the Jefferson-Pilot Disclosure Letter and except for this Agreement, neither Jefferson-Pilot nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which limits the ability of Jefferson-Pilot or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Jefferson-Pilot or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Jefferson-Pilot and its Subsidiaries taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(h) (collectively referred to herein as the “Jefferson-Pilot Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Neither Jefferson-Pilot nor any of its Subsidiaries has, and to the knowledge of Jefferson-Pilot, none of the other parties thereto has violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Jefferson-Pilot Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(i) Benefit Plans.

(i) With respect to each employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37) (“Multiemployer Plans”)) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (all the foregoing being herein “Benefit Plans”), (A) under which any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Jefferson-Pilot or any of its Subsidiaries has any present or future right to benefits, (B) maintained or contributed to by Jefferson-Pilot or any of its Subsidiaries or (C) under which Jefferson-Pilot or any of its Subsidiaries has any present or future liability (the “Jefferson-Pilot Benefit Plans”), other than as disclosed in the consolidated financial statements of Jefferson-Pilot included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, no event has occurred and, to the knowledge of Jefferson-Pilot, there exists no condition or set of circumstances, in connection with which Jefferson-Pilot or any of its Subsidiaries could be subject to any material liability.

(ii) Section 3.1(i)(ii) of the Jefferson-Pilot Disclosure Letter contains a complete listing of all Jefferson-Pilot Benefit Plans.

(iii) Jefferson-Pilot and its Subsidiaries, with respect to the Jefferson-Pilot Benefit Plans, and the Jefferson-Pilot Benefit Plans, are in material compliance with ERISA, the Code and other applicable laws.

(iv) Except as set forth in Section 3.1(i)(iv) of the Jefferson-Pilot Disclosure Letter, no Jefferson-Pilot Benefit Plan (including any Jefferson-Pilot Stock Plan) exists that could result in the payment to any present or former employee, agent, director or independent contractor of Jefferson-Pilot or any Subsidiary of Jefferson-Pilot of any money or other property or accelerate or provide any vesting or other rights or benefits to any present or former employee, agent, director, or independent contractor of Jefferson-Pilot or any Subsidiary of Jefferson-Pilot as a result of the transactions contemplated by this Agreement, either independently or in connection with any adverse employment action and irrespective of whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(v) No Jefferson-Pilot Benefit Plan is a Multiemployer Plan, and neither Jefferson-Pilot nor any of its Subsidiaries has, or could reasonably be expected to have, any liability under any Multiemployer Plan.

(j) Subsidiaries. Except as set forth in Section 3.1(j) of the Jefferson-Pilot Disclosure Letter, all of the shares of capital stock of each of the Subsidiaries of Jefferson-Pilot are owned by Jefferson-Pilot or by another Jefferson-Pilot Subsidiary and are fully paid and nonassessable and are free and clear of any claim, lien or encumbrance.

(k) Agreements with Regulators. Except as set forth in Section 3.1(k) of the Jefferson-Pilot Disclosure Letter, neither Jefferson-Pilot nor any Subsidiary of Jefferson-Pilot is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Jefferson-Pilot been advised by any Governmental Entity that it is contemplating any such undertakings.

(l) Absence of Certain Changes or Events. Since June 30, 2005, (i) Jefferson-Pilot and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any Material Adverse Effect on Jefferson-Pilot and (iii) Jefferson-Pilot has not taken any action or failed to take any action that would have resulted in a breach of Section 4.1 had such section been in effect since June 30, 2005, except as set forth in Section 3.1(l)(iii) of the Jefferson-Pilot Disclosure Letter.

(m) Board Approval. The Board of Directors of Jefferson-Pilot, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Jefferson-Pilot Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Jefferson-Pilot and its shareholders and declared the Merger to be advisable, (ii) adopted this Agreement and the plan of merger contained herein and (iii) recommended that shareholders of Jefferson-Pilot approve each of the matters constituting the Required Jefferson-Pilot Vote and directed that such matter be submitted for consideration by Jefferson-Pilot shareholders at the Jefferson-Pilot Shareholders Meeting.

(n) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Jefferson-Pilot Common Stock to approve this Agreement and the plan of merger contained herein (the “Required Jefferson-Pilot Vote”) is the only vote of the holders of any class or series of Jefferson-Pilot capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

(o) Properties. Jefferson-Pilot or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Jefferson-Pilot SEC Documents as being owned by Jefferson-Pilot or one of its Subsidiaries or acquired after the date thereof which are material to Jefferson-Pilot’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due and (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, other than, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Jefferson-Pilot SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Jefferson-Pilot’s knowledge, the lessor other than, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(p) Intellectual Property.

(i) Jefferson-Pilot and its Subsidiaries own, or have valid and enforceable licenses to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions, copyrights (including any registrations and applications therefor and whether registered or unregistered), Internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “Jefferson-Pilot Intellectual Property”) which in each case is used in or necessary for the conduct of their respective business substantially as currently conducted and as proposed to be conducted, except where such failures to own or possess valid, subsisting and enforceable licenses to use such Jefferson-Pilot Intellectual Property either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Neither Jefferson-Pilot nor any of its Subsidiaries has received any notice of infringement or conflict with, and to Jefferson-Pilot’s knowledge, there are no infringements of or conflicts with the rights of any third party with respect to the use or ownership of any Jefferson-Pilot Intellectual Property by Jefferson-Pilot and its Subsidiaries that, in either case, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. To the knowledge of Jefferson-Pilot, all Jefferson-Pilot Intellectual Property that has been licensed by Jefferson-Pilot or its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which Jefferson-Pilot or such Subsidiaries acquired the right to use such Jefferson-Pilot Intellectual Property.

(ii) Jefferson-Pilot and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Neither Jefferson-Pilot nor its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Jefferson-Pilot nor its Subsidiaries has notified consumers or employees of any information security breach.

(q) Brokers or Finders. Other than as set forth in Section 3.1(q) of the Jefferson-Pilot Disclosure Letter, no agent, broker, lawyer, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(r) Opinion of Jefferson-Pilot Financial Advisor. Jefferson-Pilot has received the opinion of its financial advisors, Lazard Frères & Co. LLC and Morgan Stanley & Co. Incorporated, dated the date of this Agreement, to the effect that the Merger Consideration to be paid by Lincoln to the Jefferson-Pilot Shareholders pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Jefferson-Pilot Common Stock.

(s) Additional Representations.

(i) Each Jefferson-Pilot Broker-Dealer, Jefferson-Pilot Adviser, and Jefferson-Pilot Investment Company possesses all licenses and registrations necessary to conduct its business and is current on all material filings required by the SEC or other Governmental Entity, and is and has been since December 31, 2002 in full compliance with all applicable laws, except for any failures to register or comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Each Jefferson-Pilot Broker-Dealer is a member in good standing of NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(ii) No Jefferson-Pilot Adviser nor, to the knowledge of Jefferson-Pilot, any “affiliated person” (within the meaning of the Investment Company Act of 1940, and the rules and regulations of the SEC promulgated thereunder (the “Investment Company Act”)) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; no Jefferson-Pilot Adviser nor, to the knowledge of Jefferson-Pilot, any “associated person” (within the meaning of the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Investment Advisers Act”)) thereof, is ineligible pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser; no Jefferson-Pilot Broker-Dealer nor, to the knowledge of Jefferson-Pilot, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer;

and each investment advisory contract and each principal underwriting or distribution agreement subject to Section 15 of the Investment Company Act has been duly approved, at all times since December 31, 2002, in compliance in all material respects with Section 15 of the Investment Company Act and all other applicable laws. The following terms shall have the meanings set forth below:

“Jefferson-Pilot Adviser” shall mean any Jefferson-Pilot Subsidiary that conducts activities of an investment adviser as such term is defined in Section 2(a)(20) of the Investment Company Act and Section 202(a)(11) of the Investment Advisers Act.

“Jefferson-Pilot Broker-Dealer” shall mean any Jefferson-Pilot Subsidiary that conducts activities of a broker or dealer, as such terms are defined in Section 3(a) of the Exchange Act.

“Jefferson-Pilot Fund” shall mean any management investment company, as defined under the Investment Company Act, or portfolio thereof that is registered or required to be registered with the SEC and for which any Jefferson-Pilot Adviser acts as an investment adviser or sub-adviser.

“Jefferson-Pilot Insurer” shall mean each Jefferson-Pilot Subsidiary that is authorized to transact an insurance or reinsurance business.

“Jefferson-Pilot Investment Company” shall mean any Jefferson-Pilot Subsidiary (other than a Jefferson-Pilot Insurer) or entity for which a Jefferson-Pilot Subsidiary acts as investment adviser, sub-adviser or depositor, that is an investment company as defined under the Investment Company Act or excepted from that definition solely in reliance on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, including each Jefferson-Pilot Fund and each separate account of each Jefferson-Pilot Insurer.

(t) Rights Agreements; Takeover Laws. Jefferson-Pilot has taken all actions necessary to render the terms of the Amended and Restated Rights Agreement dated as of November 7, 1994 (as further amended as of February 8, 1999) between Jefferson-Pilot and Wachovia Bank, National Association (formerly First Union National Bank), as rights agent (the “Jefferson-Pilot Rights Agreement”), inapplicable to this Agreement and the transactions contemplated hereby. Jefferson-Pilot has taken all actions necessary to ensure that the restrictions in Articles 9 and 9A of the NCBCA will not apply to Jefferson-Pilot during the pendancy of this Agreement.

(u) Insurance Reports. Each of Jefferson-Pilot’s Subsidiaries through which Jefferson-Pilot conducts its material insurance operations (collectively, the “Jefferson-Pilot Insurance Entities”) is listed in Section 3.1(u) of the Jefferson-Pilot Disclosure Letter. Each of the Jefferson-Pilot Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Jefferson-Pilot SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot. Jefferson-Pilot has delivered or made available to Lincoln, to the extent permitted by applicable laws, copies of all annual Jefferson-Pilot SAP Statements for each Jefferson-Pilot Insurance Entity for the periods beginning January 1, 2003 and through the date hereof and the quarterly Jefferson-Pilot SAP Statements for each Jefferson-Pilot Insurance Entity for the quarterly periods ended March 31, 2005 and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Jefferson-Pilot on or after January 1, 2003 and through the date hereof relating to Jefferson-Pilot Insurance Entities. Financial statements included in Jefferson-Pilot SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with statutory accounting practices (“SAP”) prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly the statutory financial position of the relevant Jefferson-Pilot Insurance Entity as at the respective dates thereof and the results of operations of such Jefferson-Pilot Insurance Entity for the respective periods then ended. Jefferson-Pilot SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted by any Governmental Entity with respect to any Jefferson-Pilot SAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on Jefferson-Pilot SAP Statements comply in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable. The statutory balance sheets and income statements included in Jefferson-Pilot SAP Statements have been audited by Jefferson-Pilot’s independent auditors, and Jefferson-Pilot has delivered or made available to Lincoln true and complete copies of all audit opinions related thereto for periods beginning January 1, 2003.

(v) Insurance Business. (i) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Jefferson-Pilot Insurance Entity (collectively, the “Jefferson-Pilot Insurance Contracts”), and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot.

(ii) A true and complete copy of each of the actuarial reports referred to in Section 3.1(v)(ii) of the Jefferson-Pilot Disclosure Letter has been made available to Lincoln prior to the date hereof (the “Jefferson-Pilot Actuarial Analyses”). There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in Jefferson-Pilot Actuarial Analyses. To the knowledge of Jefferson-Pilot, the information and data furnished by Jefferson-Pilot or any Jefferson-Pilot Insurance Entity to its independent actuaries in connection with the preparation of

Jefferson-Pilot Actuarial Analyses were accurate in all material respects for the periods covered in Jefferson-Pilot Actuarial Analyses.

(w) Risk Management Instruments. Since December 31, 2004, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, whether entered into for the account of Jefferson-Pilot or one of its Subsidiaries, were entered into in conformity in all material respects with applicable investment policies.

(x) Reinsurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Jefferson-Pilot, each Jefferson-Pilot Insurance Entity is entitled to take full credit in its Jefferson-Pilot SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements to which it is a party.

(y) FCC Licenses. Jefferson-Pilot is the holder of the FCC licenses, listed in Section 3.1(y) of the Jefferson-Pilot Disclosure Letter (“FCC Licenses”), with regular unconditional renewals thereof having been granted for the full license term. The FCC Licenses constitute all of the licenses and authorizations required for and/or used in the operation of the broadcast stations (the “Stations”) as now operated, and the FCC Licenses are in full force and effect and unimpaired by any act or omission of Jefferson-Pilot, or its officers, directors, employees or agents. There is not pending, or to the knowledge of Jefferson-Pilot threatened, any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any of the FCC Licenses, or any investigation, order to show cause, notice of violation, notice of apparent liability or of forfeiture or material complaint against any of the Stations or Jefferson-Pilot. All material reports, forms and statements required to be filed by Jefferson-Pilot with the FCC with respect to the Stations have been filed and are complete and accurate in all material respects. The Stations are operating in accordance with the FCC Licenses and in compliance with the Communications Act of 1934, as amended, and the rules and regulations of the FCC.

(z) Bank Holding Company Act. Neither Jefferson-Pilot nor any Subsidiary of Jefferson-Pilot is, owns or “controls” (as that term is defined in Section 2(a)(2) of the Bank Holding Company Act of 1956 (the “BHC Act”)) a bank, savings bank, savings and loan association, credit union, industrial loan company, edge or agreement corporation, trust company, bank holding company (including any bank holding company that has qualified as a financial holding company) or any other type of entity whose deposits are insured by the Federal Deposit Insurance Corporation.

3.2. Representations and Warranties of Lincoln. Lincoln represents and warrants to Jefferson-Pilot, as follows:

(a) Organization, Standing and Power.

(i) Each of Lincoln and its Significant Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lincoln.

(ii) The copies of the Articles of Incorporation and Bylaws of Lincoln incorporated by reference in the Form 10-K of Lincoln for the year ended December 31, 2004, are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. Lincoln is not in material violation of any provision of its Articles of Incorporation or its Bylaws, and no Significant Subsidiary of Lincoln is in material violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(iii) Lincoln has made available to Jefferson-Pilot complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered during the one year period immediately prior to the date of this Agreement) of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the shareholders of Lincoln and the Board of Directors of Lincoln, in each case held since January 1, 2003 and prior to the date hereof.

(b) Capital Structure.

(i) The authorized capital stock of Lincoln consists of eight hundred million (800,000,000) shares of Lincoln Common Stock, no par value per share (“Lincoln Common Stock”), and ten million (10,000,000) shares of preferred stock. As of the close of business on June 30, 2005 and September 30, 2005, 172,144,363 and 173,221,375 shares, respectively, of Lincoln Common Stock were issued and outstanding (including shares held in treasury), 15,776,595 shares and 14,956,722 shares, respectively, of Lincoln Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards (such stock options, units and other awards and plans and programs, collectively, the “Lincoln Stock Plans”), and no shares of Lincoln Common Stock were held by Lincoln in its treasury or by its Subsidiaries (exclusive of trading account shares and trust account shares). On June 30, 2005 and September 30, 2005, 16,256 and 15,895 shares, respectively, of Lincoln $3.00 Cumulative Convertible Preferred Stock, Series A, no par value per share (“Lincoln Series A Preferred Stock”), were issued and no shares of Lincoln Series A Preferred Stock were held by Lincoln in its treasury or by its Subsidiaries. From June 30, 2005 to the date hereof, Lincoln has not issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Lincoln or any of its Subsidiaries, other than pursuant to and as required by the terms of the Lincoln Stock Plans and Lincoln has not issued any stock options or other awards under the Lincoln Stock Plans except as set forth in Section 3.2(b)(i) of the Lincoln Disclosure Letter. All outstanding shares of Lincoln Common Stock and Lincoln Series A Preferred Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) No Voting Debt of Lincoln is issued or outstanding.

(iii) Except for (A) options, units or awards issued or to be issued under the Lincoln Stock Plans (including the issuance of common stock of Delaware Investments U.S., Inc.) and (B) Lincoln Common Stock purchase rights issued in connection with the Lincoln Rights Agreement, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Lincoln or any Subsidiary of Lincoln is a party or by which it or any such Subsidiary is bound obligating Lincoln or any Subsidiary of Lincoln to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Lincoln or of any Subsidiary of Lincoln or obligating Lincoln or any Subsidiary of Lincoln to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement. There are no outstanding contractual obligations of Lincoln or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Lincoln or any of its Subsidiaries (other than pursuant to the Delaware Investments U.S., Inc. Stock Option Plan).

(iv) Since June 30, 2005, Lincoln has not declared, set aside, made or paid to the shareholders of Lincoln dividends or other distributions on the outstanding shares of capital stock of Lincoln, other than regular quarterly cash dividends disclosed in Section 3.2(b)(iv) of the Lincoln Disclosure Letter.

(c) Authority.

(i) Lincoln has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the requisite vote of the holders of Lincoln Common Stock and Lincoln Series A Preferred Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Lincoln and no other corporate proceedings on the part of Lincoln are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Lincoln and (assuming the due authorization, execution and delivery by Jefferson-Pilot) constitutes a valid and binding obligation of Lincoln, enforceable against Lincoln in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement do not, and the performance of its obligations and consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Articles of Incorporation or Bylaws (as amended pursuant to Section 5.8(a)) of Lincoln or any Subsidiary of Lincoln, or (B) except as set forth in Section 3.2(c)(ii) of the Lincoln Disclosure Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Lincoln Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Lincoln or any Subsidiary of Lincoln or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Lincoln.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Lincoln or any Subsidiary of Lincoln in connection with the execution and delivery of this Agreement by Lincoln or the consummation by Lincoln of the transactions contemplated hereby and thereby, the failure to make or obtain which would have a Material Adverse Effect on Lincoln, except for (A) the filing with the SEC of such registrations, prospectuses, reports and other materials, including (1) the Joint Proxy Statement / Prospectus, (2) the Form S-4 and (3) such reports, filings and statements under Sections 12, 13(a), 13(d), 13(g), 14(a) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina, (C) the Insurance Approvals as set forth in Section 3.2(c)(iii)(C) of the Lincoln Disclosure Letter, (D) notices or filings under the HSR Act, (E) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Lincoln Common Stock pursuant to this Agreement, (F) compliance with any applicable requirements of the NYSE, (G) any FCC Approvals, (H) if necessary, the filing with the SEC of a proxy (including proxy statements) for the Lincoln Funds relating to shareholder approval of new investment management or investment advisory or subadvisory agreements with Lincoln Advisers and any required election of directors, and (I) consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of state and federal securities laws relating to the regulation of broker-dealers, investment companies and investment advisers and the rules and regulations of the NASD.

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) Lincoln and its Subsidiaries, including the Lincoln Insurers and their respective registered separate accounts, have filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2002 (the “Lincoln SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Lincoln SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Lincoln SEC Documents, and none of the Lincoln SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Lincoln and its Subsidiaries, including the Lincoln Insurers and their respective registered separate accounts, included in the Lincoln SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Lincoln and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown.

(ii) Other than the Lincoln SEC Documents, which are addressed in clause (i) above, Lincoln and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Lincoln.

(iii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of Lincoln included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since June 30, 2005 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lincoln, Lincoln and its Subsidiaries do not have, and since June 30, 2005, Lincoln and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Lincoln’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Lincoln and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Lincoln and its Subsidiaries, taken as a whole (the “Lincoln Permits”), and Lincoln and its Subsidiaries are in compliance with the terms of the Lincoln Permits and all applicable laws and regulations, except where the failure to so hold or comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln. Except as disclosed in the Lincoln SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.2(e)(i) of the Lincoln Disclosure Letter, the businesses of Lincoln and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001 and all applicable laws or other legal requirements relating to the retention of e-mail and other information), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Lincoln. To the knowledge of Lincoln, no investigation by any Governmental Entity with respect to Lincoln or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln.

(ii) The records, systems, controls, data and information of Lincoln and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Lincoln or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. As and to the extent described in the Lincoln SEC Documents filed with the SEC prior to the date hereof, Lincoln and its Subsidiaries have devised and maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles and disclosure controls and procedures to ensure that the information required to be disclosed in the SEC documents of Lincoln is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms.

(f) Legal Proceedings. Except as disclosed in the Lincoln SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.2(f) of the Lincoln Disclosure Letter, there are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Lincoln, threatened, against or affecting Lincoln or any Subsidiary of Lincoln, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lincoln or on the Surviving Corporation, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Lincoln or any Subsidiary of Lincoln having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lincoln or on the Surviving Corporation.

(g) Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lincoln:

(i) All Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Lincoln or any of its Subsidiaries have been filed when due in accordance with all applicable laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(ii) There are no liens for any Taxes upon the assets of Lincoln or any of its Subsidiaries, other than (x) statutory liens for Taxes not yet due and payable or (y) liens which are being contested in good faith by appropriate proceedings.

(iii) Lincoln and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with statutory accounting principles and generally accepted accounting principles an adequate accrual for all such Taxes.

(iv) The federal income Tax Returns of Lincoln and its Subsidiaries through the tax year ended December 31, 1995 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(v) Except as set forth in Section 3.2(g)(v) of the Lincoln Disclosure Letter, there is no claim, audit, action, suit, proceeding or investigation now pending or, to Lincoln’s knowledge, threatened against or with respect to Lincoln or its Subsidiaries in respect of any Tax or Tax Asset.

(vi) Neither Lincoln nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) in conjunction with the Merger.

(vii) Lincoln and each of its Subsidiaries have withheld all amounts required to have been withheld by them in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party; such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Lincoln and each of its Subsidiaries have reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or any other third party, as required under law.

(viii) Except as set forth in Section 3.2(g)(viii) of the Lincoln Disclosure Letter, neither Lincoln nor any of its Subsidiaries is a party to a Tax allocation or sharing agreement.

(ix) Except as set forth in Section 3.2(g)(ix) of the Lincoln Disclosure Letter, neither Lincoln nor any of its Subsidiaries has entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(x) Neither Lincoln nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements. Except as disclosed in or filed as exhibits to the Lincoln SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.2(h) of the Lincoln Disclosure Letter and except for this Agreement, neither Lincoln nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which limits the ability of Lincoln or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires Lincoln or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to Lincoln and its Subsidiaries taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.2(h) (collectively referred to herein as the “Lincoln Contracts”) are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln. Neither Lincoln nor any of its Subsidiaries has, and to the knowledge of Lincoln, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lincoln Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln.

(i) Benefit Plans.

(i) With respect to each Benefit Plan (A) under which any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Lincoln or any of its Subsidiaries has any present or future right to benefits, (B) maintained or contributed to by Lincoln or any of its Subsidiaries or (C) under which Lincoln or any of its Subsidiaries has any present or future liability (the “Lincoln Benefit Plans”), other than as disclosed in the consolidated financial statements of Lincoln included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, no event has occurred and, to the knowledge of Lincoln, there exists no condition or set of circumstances, in connection with which Lincoln or any of its Subsidiaries could be subject to any material liability.

(ii) Section 3.2(i)(ii) of the Lincoln Disclosure Letter contains a complete listing of all Lincoln Benefit Plans.

(iii) Lincoln and its Subsidiaries, with respect to the Lincoln Benefit Plans, and the Lincoln Benefit Plans, are in material compliance with ERISA, the Code and other applicable laws.

(iv) Except as set forth in Section 3.2(i)(iv) of the Lincoln Disclosure Letter, no Lincoln Benefit Plan (including any Lincoln Stock Plan) exists that could result in the payment to any present or former employee, agent, director or independent contractor of Lincoln or any Subsidiary of Lincoln of any money or other property or accelerate or provide any vesting or other rights or benefits to any present or former employee, agent, director, or independent contractor of Lincoln or any Subsidiary of Lincoln as a result of the transactions contemplated by this Agreement, either independently or in connection with any adverse employment action and irrespective of whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(v) No Lincoln Benefit Plan is a Multiemployer Plan, and neither Lincoln nor any of its Subsidiaries has, or could reasonably be expected to have, any liability under any Multiemployer Plan.

(j) Subsidiaries. Except as set forth in Section 3.2(j) of the Lincoln Disclosure Letter, all of the shares of capital stock of each of the Subsidiaries of Lincoln are owned by Lincoln or by another Lincoln Subsidiary and are fully paid and nonassessable and are free and clear of any claim, lien or encumbrance.

(k) Agreements with Regulators. Except as set forth in Section 3.2(k) of the Lincoln Disclosure Letter, neither Lincoln nor any Subsidiary of Lincoln is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Lincoln been advised by any Governmental Entity that it is contemplating any such undertakings.

(l) Absence of Certain Changes or Events. Since June 30, 2005, (i) Lincoln and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any Material Adverse Effect on Lincoln and (iii) Lincoln has not taken any action or failed to take any action that would have resulted in a breach of Section 4.2 had such section been in effect since June 30, 2005, except as set forth in Section 3.2(l)(iii) of the Lincoln Disclosure Letter.

(m) Board Approval. The Board of Directors of Lincoln, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Lincoln Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Lincoln and its shareholders and declared the Merger to be advisable, (ii) approved and adopted this Agreement and the Merger and (iii) recommended that shareholders of Lincoln approve each of the matters constituting the Required Lincoln Vote and directed that such matter be submitted for consideration by Lincoln shareholders at the Lincoln Shareholders Meeting.

(n) Vote Required. The affirmative vote of a majority of the total votes cast at a shareholders meeting at which a quorum of the outstanding shares of Lincoln Common Stock and Lincoln Series A Preferred Stock is present to approve the issuance by Lincoln of shares of Lincoln Common Stock pursuant to the terms of this Agreement (the “Required Lincoln Vote”) is the only vote of the holders of any class or series of Lincoln capital stock necessary to approve the transactions contemplated hereby (including the Merger).

(o) Properties. Lincoln or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Lincoln SEC Documents as being owned by Lincoln or one of its Subsidiaries or acquired after the date thereof which are material to Lincoln’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due and (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, other than, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Lincoln SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Lincoln’s knowledge, the lessor other than, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln.

(p) Intellectual Property.

(i) Lincoln and its Subsidiaries own, or have valid and enforceable licenses to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing, patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions, copyrights (including any registrations and applications therefor and whether registered or unregistered), Internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “Lincoln Intellectual Property”) which in each case is used in or necessary for the conduct of their respective business substantially as currently conducted and as proposed to be conducted, except where such failures to own or possess valid, subsisting and enforceable licenses to use such Lincoln Intellectual Property, either individually or in the aggregate, would not, reasonably be expected to have a Material Adverse Effect on Lincoln. Neither Lincoln nor any of its Subsidiaries has received any notice of infringement or conflict with, and to Lincoln’s knowledge, there are no infringements of or conflicts with the rights of any third party with respect to the use or ownership of any Lincoln Intellectual Property by Lincoln and its Subsidiaries that, in either case, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln. To the knowledge of Lincoln, all Lincoln Intellectual Property that has been licensed by Lincoln or its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which Lincoln or such Subsidiaries acquired the right to use such Lincoln Intellectual Property.

(ii) Lincoln and its Subsidiaries have established and are in compliance with commercially reasonable security programs that are designed to protect (A) the security, confidentiality and integrity of transactions executed through their computer systems, including encryption and/or other security protocols and techniques when appropriate and (B) the security, confidentiality and integrity of all confidential or proprietary data except, in each case, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln. Neither Lincoln nor its Subsidiaries has suffered a material security breach with respect to their data or systems, and neither Lincoln nor its Subsidiaries has notified consumers or employees of any information security breach.

(q) Brokers or Finders. Other than as set forth in Section 3.2(q) of the Lincoln Disclosure Letter, no agent, broker, lawyer, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(r) Opinion of Lincoln Financial Advisor. Lincoln has received the opinion of its financial advisors, Goldman, Sachs & Co. and Lehman Brothers, Inc., dated the date of this Agreement, to the effect that the Merger Consideration to be paid by Lincoln to the Jefferson-Pilot Shareholders pursuant to Section 2.1(a) is fair, from a financial point of view, to Lincoln.

(s) Additional Representations.

(i) Each Lincoln Broker-Dealer, Lincoln Adviser, and Lincoln Investment Company possesses all licenses and registrations necessary to conduct its business and is current on all material filings required by the SEC or other Governmental Entity, and is and has been since December 31, 2002 in full compliance with all applicable laws, except for any failures to register or comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lincoln. Each Lincoln Broker-Dealer is a member in good standing of NASD and such other organizations in which its membership is required in order to conduct its business as now conducted, except such failures which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lincoln.

(ii) No Lincoln Adviser nor, to the knowledge of Lincoln, any “affiliated person” (within the meaning of the Investment Company Act) thereof, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; no Lincoln Adviser nor, to the knowledge of Lincoln, any “associated person” (within the meaning of the Investment Advisers Act) thereof, is ineligible pursuant to Section 203(e) of the Investment Advisers Act to serve as an investment adviser or as an associated person to a registered investment adviser; no Lincoln Broker-Dealer nor, to the knowledge of Lincoln, any “associated person” (within the meaning of the Exchange Act) thereof, is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker-dealer or as an associated person to a registered broker-dealer; and each investment advisory contract and each principal underwriting or distribution agreement subject to Section 15 of the Investment Company Act has been duly approved, at all times since December 31, 2002, in compliance in all material respects with Section 15 of the Investment Company Act and all other applicable laws. The following terms shall have the meanings set forth below:

“Lincoln Adviser” shall mean any Lincoln Subsidiary that conducts activities of an investment adviser as such term is defined in Section 2(a)(20) of the Investment Company Act and Section 202(a)(11) of the Investment Advisers Act.

“Lincoln Broker-Dealer” shall mean any Lincoln Subsidiary that conducts activities of a broker or dealer, as such terms are defined in Section 3(a) of the Exchange Act.

“Lincoln Fund” shall mean any management investment company, as defined under the Investment Company Act, or portfolio thereof that is registered or required to be registered with the SEC and for which any Lincoln Adviser acts as an investment adviser or sub-adviser.

“Lincoln Insurer” shall mean each Lincoln Subsidiary that is authorized to transact an insurance or reinsurance business.

“Lincoln Investment Company” shall mean any Lincoln Subsidiary (other than a Lincoln Insurer) or entity for which a Lincoln Subsidiary acts as investment adviser, sub-adviser or depositor, that is an investment company as defined under the Investment Company Act or excepted from that definition solely in reliance on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, including each Lincoln Fund and each separate account of each Lincoln Insurer.

(t) Rights Agreements; Takeover Laws. To the extent required, Lincoln has taken all actions necessary to render the terms of the Amended and Restated Rights Agreement dated as of November 14, 1996 between Lincoln and The First National Bank of Boston, as rights agent (the “Lincoln Rights Agreement ”), inapplicable to this Agreement and the transactions contemplated hereby. Lincoln has caused Merger Sub to take all actions necessary to ensure that the restrictions in Articles 9 and 9A of the NCBCA will not apply to Merger Sub during the pendancy of this Agreement.

(u) Insurance Reports. Each of Lincoln’s Subsidiaries through which Lincoln conducts its material insurance operations (collectively, the “Lincoln Insurance Entities”) is listed in Section 3.2(u) of the Lincoln Disclosure Letter. Each of the Lincoln Insurance Entities has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Lincoln SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln. Lincoln has delivered or made available to Jefferson-Pilot, to the extent permitted by applicable laws, copies of all annual Lincoln SAP Statements for each Lincoln Insurance Entity for the periods beginning January 1, 2003 and through the date hereof and the quarterly Lincoln SAP Statements for each Lincoln Insurance Entity for the quarterly periods ended March 31, 2005 and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Lincoln on or after January 1, 2003 and through the date hereof relating to Lincoln Insurance Entities. Financial statements included in Lincoln SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared in conformity with SAP prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly the statutory financial position of the relevant Lincoln Insurance Entity as at the respective dates thereof and the results of operations of such Lincoln Insurance Entity for the respective periods then ended. Lincoln SAP Statements complied in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted by any Governmental Entity with respect to any Lincoln SAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on Lincoln SAP Statements comply in all material respects with all applicable Insurance Laws with respect to admitted assets, as applicable. The statutory balance sheets and income statements included in Lincoln SAP Statements have been audited by Lincoln’s independent auditors, and Lincoln has delivered or made available to Jefferson-Pilot true and complete copies of all audit opinions related thereto for periods beginning January 1, 2003.

(v) Insurance Business. (i) All policies, binders, slips, certificates, guaranteed insurance contracts, annuity contracts and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Lincoln Insurance Entity (collectively, the “Lincoln Insurance Contracts”), and any and all marketing materials are, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable laws, have been filed with and not objected to by such authority within the period provided for objection, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Lincoln.

(ii) A true and complete copy of each of the actuarial reports referred to in Section 3.2(v)(ii) of the Lincoln Disclosure Letter has been made available to Jefferson-Pilot prior to the date hereof (the “Lincoln Actuarial Analyses”). There have been no actuarial reports of a similar nature covering any of the entities referred to in those reports in respect of any period subsequent to the latest period covered in Lincoln Actuarial Analyses. To the knowledge of Lincoln, the information and data furnished by Lincoln or any Lincoln Insurance Entity to its independent actuaries in connection with the preparation of Lincoln Actuarial Analyses were accurate in all material respects for the periods covered in Lincoln Actuarial Analyses.

(w) Risk Management Instruments. Since December 31, 2004, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, whether entered into for the account of Lincoln or one of its Subsidiaries, were entered into in conformity in all material respects with applicable investment policies.

(x) Reinsurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Lincoln, each Lincoln Insurance Entity is entitled to take full credit in its Lincoln SAP Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements to which it is a party.

(y) Bank Holding Company Act. Neither Lincoln nor any Subsidiary of Lincoln is, owns or “controls” (as that term is defined in Section 2(a)(2) of the BHC Act) a bank, savings bank, savings and loan association, credit union, industrial loan company, edge or agreement corporation, trust company, bank holding company (including any bank holding company that has qualified as a financial holding company) or any other type of entity whose deposits are insured by the Federal Deposit Insurance Corporation.

3.3. Representations and Warranties of Merger Sub. Merger Sub represents and warrants to Jefferson-Pilot as follows:

(i) True and complete copies of the constituent documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Jefferson-Pilot.

(ii) The authorized capital stock of Merger Sub, as of the date hereof, consists of 1,000 shares of common stock of which 1,000 shares are issued and outstanding. Lincoln is the legal and beneficial owner of all of the issued and outstanding shares of Merger Sub. Merger

Sub was formed by Lincoln solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

(iii) Merger Sub has all requisite corporate or other requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles).

(iv) Merger Sub has taken all actions necessary to ensure that the restrictions in Article 9 and 9A of the NCBCA will not apply to Merger Sub during the pendancy of this Agreement.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

The Jefferson-Pilot Disclosure Letter and the Lincoln Disclosure Letter each set forth items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement or as an exception to one or more of such party’s covenants contained in Sections 4.1 and 4.2 of this Agreement, and disclosure made in either disclosure letter with respect to a provision of this Agreement shall be deemed to qualify such provision.

4.1. Covenants of Jefferson-Pilot. During the period from the date of this Agreement and continuing until the Effective Time, Jefferson-Pilot agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Lincoln shall otherwise consent in writing:

(a) Ordinary Course. Jefferson-Pilot and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Jefferson-Pilot shall not, nor shall it permit any of its Subsidiaries to: (i) enter into any new material line of business; (ii) discharge, settle or satisfy any non-insurance claim, liability or obligation (including extra-contractual obligations), other than in the ordinary course of business for amounts not in excess of $5,000,000 in the aggregate (or, if in excess of $5,000,000 in the aggregate, with the consent of Lincoln, such consent not to be unreasonably withheld or delayed); (iii) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, in each case without the consent of Lincoln, such consent not to be unreasonably withheld; (iv) alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by generally accepted accounting principles or applicable statutory accounting principles or the local equivalent in the applicable jurisdictions; (v) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice; (vi) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice; or (vii) except as disclosed in Section 4.1(a)(vii) of the Jefferson-Pilot Disclosure Letter, hire any new employee with a base salary or guaranteed monetary compensation in excess of two hundred thousand dollars ($200,000) per year.

(b) Dividends; Changes in Stock. Jefferson-Pilot shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except (A) the declaration and payment of regular quarterly cash dividends on the Jefferson-Pilot Common Stock disclosed in Section 3.1(b)(iv) of the Jefferson-Pilot Disclosure Letter with usual declaration and record dates and consistent with Jefferson-Pilot’s past dividend policy, and (B) for dividends by a direct or indirect wholly owned Subsidiary of Jefferson-Pilot, (ii) except as otherwise provided in Section 4.1(c), split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares and trust account shares in the ordinary course of business consistent with past practice and except pursuant to agreements disclosed in Section 4.1(b)(iii) of the Jefferson-Pilot Disclosure Letter).

(c) Issuance of Securities. Except as disclosed in Section 4.1(c) of the Jefferson-Pilot Disclosure Letter, Jefferson-Pilot shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Jefferson-Pilot Common Stock upon the exercise or settlement of stock options under the Jefferson-Pilot Stock Plans and the issuance of additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Jefferson-Pilot Stock Plan as in effect on the date hereof.

(d) Governing Documents. Jefferson-Pilot shall not amend or propose to amend its Articles of Incorporation or Bylaws.

(e) No Acquisitions or Dispositions. Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets, or any equity interest held by Jefferson-Pilot in Bank of America Corporation. Other than activities in the ordinary course of business consistent with past practice, Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Jefferson-Pilot and its Subsidiaries).

(f) Indebtedness. Except as set forth in Section 4.1(f) of the Jefferson-Pilot Disclosure Letter, Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Jefferson-Pilot or any of its Subsidiaries or guarantee any long-term debt securities of others, other than in replacement of existing or maturing debt.

(g) Other Actions. Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(h) Accounting Methods. Except as disclosed in any Jefferson-Pilot SEC Document filed prior to the date of this Agreement, Jefferson-Pilot shall not change its methods of accounting in effect at June 30, 2005, except as required by changes in generally accepted accounting principles as concurred in by Jefferson-Pilot’s independent auditors.

(i) Tax-Free Reorganization Treatment. Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(j) Compensation and Benefit Plans. Jefferson-Pilot agrees as to itself and its Subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A) or terminate any Jefferson-Pilot Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Jefferson-Pilot or a Subsidiary of Jefferson-Pilot and one or more of its directors or officers, (ii) except to the extent expressly permitted by Section 4.1(c), issue any new or additional awards or grants, or pay any new or additional compensation or benefits, or increase in any manner the current compensation or benefits, contingent or otherwise, of any director, officer, agent, independent contractor or employee, with the exception of (A) amounts required to be contributed, distributed, granted or awarded under the terms and provisions of plans and arrangements as in effect as of June 30, 2005, and (B) normal increases in compensation in the ordinary course of business and (iii) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement, except with respect to job eliminations or terminations without cause occurring within two years of the Effective Time.

(k) No Liquidation. Jefferson-Pilot shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Other Agreements. Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

(m) Change in Tax Accounting. Jefferson-Pilot shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of tax accounting, except as required by changes in applicable law, statutory accounting principles or generally accepted accounting principles.

(n) Third Party Consents. Jefferson-Pilot shall use commercially reasonable efforts to procure, and to cause its Subsidiaries to procure any waivers, permits, assignments, consents or sublicenses (“Third Party Consents”) required by third party licensors, vendors, creditors or service providers with respect to agreements to which Jefferson-Pilot or any of its Subsidiaries is a party that contain provisions allowing for termination or the payment of fees to such third party upon consummation of the transactions contemplated hereby; provided, however, that such procurement of any material Third Party Consent shall be obtained with Lincoln’s participation, cooperation and approval.

(o) Investment Company Act. In connection with the transactions contemplated hereby, Jefferson-Pilot shall, and shall cause each Jefferson-Pilot Adviser to, use all reasonable efforts to solicit and obtain the approval of the board of trustees, directors or similar governing body of any Jefferson-Pilot Fund to: (i) approve, and to solicit their respective shareholders as promptly as reasonably practicable with regard to the approval of, new investment advisory contracts with the applicable Jefferson-Pilot Adviser, all to the extent required by, and consistent with all requirements of the Investment Company Act applicable thereto; provided, however, that, except as set forth in Section 4.1(o) of the Jefferson-Pilot Disclosure Letter, such new investment advisory contracts shall be identical in all material respects to the existing investment advisory contracts; (ii) for any Jefferson-Pilot Fund for which a Jefferson-Pilot Broker-Dealer serves as principal underwriter or distributor, approve a new principal underwriting or distribution agreement with the applicable Jefferson-Pilot Broker-Dealer, all to the extent required by, and consistent with all requirements of the Investment Company Act applicable thereto; provided, however, that, except as set forth in Section 4.1(o) of the Jefferson-Pilot

Disclosure Letter, such new principal underwriting or distribution contracts shall be identical in all material respects to the existing principal underwriting or distribution contracts; and (iii) to the extent required in order to satisfy the conditions of Sections 15(f) and 16(b) of the Investment Company Act applicable thereto, nominate and elect or solicit their respective shareholders as promptly as reasonably practical with regard to the election of such individuals as may be necessary to satisfy the conditions of Sections 15(f) and 16(b) of the Investment Company Act.

(p) Advisory Contract Consents. To the extent required by, and consistent with all requirements of, the Investment Advisers Act, as soon as reasonably practicable, Jefferson-Pilot shall, and shall cause each of the applicable Jefferson-Pilot Advisers to, inform its and their respective noninvestment company advisory clients of the transactions contemplated by this Agreement and shall, in compliance with the Investment Advisers Act and any other applicable law, request such clients’ consent as may be necessary to effect the assignment of their investment advisory agreements and any related agreements. Lincoln agrees that Jefferson-Pilot may satisfy this obligation, insofar as it relates to noninvestment company advisory clients (other than collective investment arrangements managed by a Jefferson-Pilot Adviser as to which the governing instruments or applicable law require any different or supplemental procedure, in which case such different or supplemental procedures must be followed), by providing each such client with the notice contemplated by the first sentence of this Section 4.1(p) and obtaining either a new investment advisory contract with such client effective at the Closing Date or such client’s consent in the form of an actual written consent or in the form of an implied consent as permitted by law and complying with any other legal requirements.

4.2. Covenants of Lincoln. During the period from the date of this Agreement and continuing until the Effective Time, Lincoln agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Jefferson-Pilot shall otherwise consent in writing:

(a) Ordinary Course. Lincoln and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Lincoln shall not, nor shall it permit any of its Subsidiaries to: (i) enter into any new material line of business; (ii) discharge, settle or satisfy any non-insurance claim, liability or obligation (including extra-contractual obligations), other than in the ordinary course of business for amounts not in excess of $5,000,000 in the aggregate (or, if in excess of $5,000,000 in the aggregate, with the consent of Jefferson-Pilot, such consent not to be unreasonably withheld or delayed); (iii) enter into, amend or terminate any material reinsurance, coinsurance, modified coinsurance or any similar contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, in each case without the consent of Jefferson-Pilot, such consent not to be unreasonably withheld; (iv) alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, guidelines or policies or any material assumption underlying an actuarial practice or policy, except as may be required by generally accepted accounting principles or applicable statutory accounting principles or the local equivalent in the applicable jurisdictions; (v) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice; (vi) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in the ordinary course of business consistent with past practice; or (vii) hire any new employee with a base salary or guaranteed monetary compensation in excess of two hundred thousand dollars ($200,000) per year.

(b) Dividends; Changes in Stock. Lincoln shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except (A) the declaration and payment of regular quarterly cash dividends on the Lincoln Common Stock disclosed in Section 3.2(b)(iv) of the Lincoln Disclosure Letter with usual declaration and record dates and consistent with Lincoln’s past dividend policy, and (B) for dividends by a direct or indirect wholly owned Subsidiary of Lincoln, (ii) except as permitted in Section 4.2(c), split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the acquisition of trading account shares and trust account shares in the ordinary course of business consistent with past practice and except pursuant to agreements disclosed in Section 4.2(b)(iii) of the Lincoln Disclosure Letter).

(c) Issuance of Securities. Lincoln shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Lincoln Common Stock or common stock of Delaware Investments U.S., Inc. upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Lincoln Stock Plans, (ii) issuances contemplated by the financing plan previously disclosed to Jefferson-Pilot or otherwise incurred in connection with the transactions contemplated hereby and (iii) the issuance of additional stock options or stock-based awards granted in the ordinary course consistent with past practices pursuant to any Lincoln Stock Plan as in effect on date hereof.

(d) Governing Documents. Lincoln shall not amend or propose to amend its Articles of Incorporation, Bylaws or Corporate Governance Guidelines (except as otherwise contemplated by the Bylaws attached hereto as Exhibit 1.5(b)).

(e) No Acquisitions or Dispositions. Lincoln shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets. Other than activities in the ordinary course of business consistent with past practice, Lincoln shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Lincoln and its Subsidiaries).

(f) Indebtedness. Except as set forth in Section 4.2(f) of the Lincoln Disclosure Letter, Lincoln shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Lincoln or any of its Subsidiaries or guarantee any long-term debt securities of others, other than in replacement of existing or maturing debt and other than indebtedness contemplated by the financing plan previously disclosed to Jefferson-Pilot or otherwise incurred in connection with the transactions contemplated hereby.

(g) Other Actions. Lincoln shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(f).

(h) Accounting Methods. Except as disclosed in any Lincoln SEC Document filed prior to the date of this Agreement, Lincoln shall not change its methods of accounting in effect at June 30, 2005, except as required by changes in generally accepted accounting principles as concurred in by Lincoln’s independent auditors.

(i) Tax-Free Reorganization Treatment. Lincoln shall not, and shall not permit any of its Subsidiaries to, take or cause to be taken any action which would reasonably be expected to disqualify the Merger as a reorganization within the meaning of Section 368(a) of the Code.

(j) Compensation and Benefit Plans. Lincoln agrees as to itself and its Subsidiaries that it will not, (i) enter into, adopt, amend (except for such amendments as may be required by law or to comply with Code Section 409A) or terminate any Lincoln Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Lincoln or a Subsidiary of Lincoln and one or more of its directors or officers, (ii) except to the extent expressly permitted by Section 4.2(c), issue any new or additional awards or grants, or pay any new or additional compensation or benefits, or increase in any manner the current compensation or benefits, contingent or otherwise, of any director, officer, agent, independent contractor or employee, with the exception of (A) amounts required to be contributed, distributed, granted or awarded under the terms and provisions of plans and arrangements as in effect as of June 30, 2005, and (B) normal increases in compensation in the ordinary course of business and (iii) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award granted on or after the date hereof, that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(k) No Liquidation. Lincoln shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(l) Other Agreements. Lincoln shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(m) Change in Tax Accounting. Lincoln shall not, and shall not permit any of its Subsidiaries to, make, change or revoke any material Tax election or change its method of tax accounting, except to the extent required by changes in applicable law, statutory accounting principles or generally accepted accounting principles.

(n) Third Party Consents. Lincoln shall use commercially reasonable efforts to procure, and cause its Subsidiaries to procure, any Third Party Consents required by third party licensors, vendors, creditors or service providers with respect to agreements to which Lincoln or any of its Subsidiaries is a party that contain provisions allowing for termination or the payment of fees to such third party upon consummation of the transactions contemplated hereby; provided, however, that such procurement of any material Third Party Consent shall be obtained with Jefferson-Pilot’s participation, cooperation and approval.

(o) NYSE Listing. Lincoln shall cause the shares of (i) Lincoln Common Stock to be issued in the Merger and (ii) Lincoln Common Stock to be reserved for issuance upon exercise of the Jefferson-Pilot Stock Options to have been authorized for listing on the NYSE upon official notice of issuance.

(p) Investment Company Act. In connection with the transactions contemplated hereby, Lincoln shall, and shall cause each Lincoln Adviser to, use all reasonable efforts to solicit and obtain the approval of the board of trustees, directors or similar governing body of any Lincoln Fund to: (i) approve, and to solicit their respective shareholders as promptly as reasonably practicable with regard to the approval of, new investment advisory contracts with the applicable Lincoln Adviser, all to the extent required by, and consistent with all requirements of the Investment Company Act applicable thereto; provided, however, that, except as set forth in Section 4.2(p) of the Lincoln Disclosure Letter, such new investment advisory contracts shall be identical in all material respects to the existing investment advisory contracts; (ii) for any Lincoln Fund for which a Lincoln Broker-Dealer serves as principal underwriter or distributor, approve a new principal underwriting or distribution agreement with the applicable Lincoln Broker-Dealer, all to the extent required by, and consistent with all requirements of the Investment Company Act applicable thereto; provided, however, that, except as set forth in Section 4.2(p) of the Lincoln Disclosure Letter, such new principal underwriting or distribution contracts shall be identical in all material respects to the existing principal underwriting or distribution contracts; and (iii) to the extent required in order to satisfy the conditions of Sections 15(f) and 16(b) of the Investment Company Act applicable thereto, nominate and elect or solicit their respective shareholders as promptly as reasonably practical with regard to the election of such individuals as may be necessary to satisfy the conditions of Sections 15(f) and 16(b) of the Investment Company Act.

(q) Advisory Contract Consents. To the extent required by, and consistent with all requirements of, the Investment Advisers Act, as soon as reasonably practicable, Lincoln shall, and shall cause each of the applicable Lincoln Advisers to, inform its and their respective noninvestment company advisory clients of the transactions contemplated by this Agreement and shall, in compliance with the Investment Advisers Act and any other applicable law, request such clients’ consent as may be necessary to effect the assignment of their investment advisory agreements and any related agreements. Jefferson-Pilot agrees that Lincoln may satisfy this obligation, insofar as it relates to noninvestment company advisory clients (other than collective investment arrangements managed by a Lincoln Adviser as to which the governing instruments or applicable law require any different or supplemental procedure, in which case such different or supplemental procedures must be followed), by providing each such client with the notice contemplated by the first sentence of this Section 4.2(q) and obtaining either a new investment advisory contract with such client effective at the Closing Date or such client’s consent in the form of an actual written consent or in the form of an implied consent as permitted by law and complying with any other legal requirements.

4.3. Transition. In order to facilitate the integration of the operations of Jefferson-Pilot and Lincoln and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of Jefferson-Pilot and Lincoln shall, and shall cause its respective Subsidiaries to, identify strategic and operational matters and consult and cooperate with each other in connection therewith to the extent such consultation and cooperation are not in violation of antitrust and other applicable laws. Each of Jefferson-Pilot and Lincoln shall, and shall cause its Subsidiaries to, make available to the other at its facilities and those of its Subsidiaries, where reasonably determined by Lincoln or Jefferson-Pilot, as the case may be, to be appropriate and necessary, office space in order to assist it in observing all operations and reviewing, to the extent not in violation of applicable laws, all matters concerning the affairs of the other party. Without in any way limiting the provisions of Section 5.2, Jefferson-Pilot and Lincoln, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by Lincoln or Jefferson-Pilot, as the case may be, in order to accomplish the foregoing arrangements, subject to antitrust and other applicable laws.

4.4. Advice of Changes; Government Filings. Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Jefferson-Pilot and Lincoln shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to the other party copies of all such reports promptly after the same are filed. Each of Jefferson-Pilot and Lincoln shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

4.5. Control of Other Party’s Business. Nothing contained in this Agreement (including Section 4.3) shall give Lincoln, directly or indirectly, the right to control or direct the operations of Jefferson-Pilot or shall give Jefferson-Pilot, directly or indirectly, the right to control or direct the operations of Lincoln prior to the Effective Time. Prior to the Effective Time, each of Jefferson-Pilot and Lincoln shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1. Preparation of Proxy Statement; Shareholders Meetings. (a) As promptly as reasonably practicable following the date hereof, Lincoln and Jefferson-Pilot shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Jefferson-Pilot shareholders at the Jefferson-Pilot Shareholders Meeting and to the Lincoln shareholders at the Lincoln Shareholders Meeting (such joint proxy statement / prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement / Prospectus”), and Lincoln shall prepare and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement / Prospectus shall be a part) with respect to the issuance of Lincoln Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”). Lincoln and Jefferson-Pilot shall each supply all such information as is necessary for inclusion or incorporation by reference in the registration statement on Form S-4 and the Joint Proxy Statement / Prospectus, and such information, with respect to (A) the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, and at the time of any post-effective amendment thereto, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement / Prospectus, at the time the Joint Proxy Statement / Prospectus is first mailed to the shareholders of Jefferson-Pilot and Lincoln, and at the time of the Jefferson-Pilot

Shareholders Meeting and the Lincoln Shareholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Lincoln and Jefferson-Pilot shall use reasonable best efforts to have the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Lincoln and Jefferson-Pilot shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement / Prospectus or Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on the Form S-4, and any amendment or supplement to the Joint Proxy Statement / Prospectus or the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC. Each party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Lincoln Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement / Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement / Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of Jefferson-Pilot and Lincoln. All documents that Lincoln and Jefferson-Pilot are responsible for filing with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(b) Jefferson-Pilot shall promptly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders, such meeting to take place as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Jefferson-Pilot Shareholders Meeting”) for the purpose of obtaining the Required Jefferson-Pilot Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of Jefferson-Pilot shall use its reasonable best efforts to obtain from the Jefferson-Pilot shareholders the Required Jefferson-Pilot Vote and shall recommend to the Jefferson-Pilot shareholders that they vote to approve this Agreement and the plan of merger contained herein; provided, however, that Jefferson-Pilot shall not be obligated to make the foregoing recommendation to the extent that the Board of Directors of Jefferson-Pilot reasonably determines in good faith (upon advice of outside legal counsel) that such failure to so recommend is required in order to comply with its fiduciary duties under applicable law; provided, further, however, that notwithstanding anything to the contrary in the foregoing, nothing contained in this Agreement shall be deemed to relieve Jefferson-Pilot of its obligation to submit this Agreement to its shareholders for a vote on the approval thereof.

(c) Lincoln shall promptly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders, such meeting to take place as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Lincoln Shareholders Meeting”) for the purpose of obtaining the Required Lincoln Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of Lincoln shall use its reasonable best efforts to obtain from the Lincoln shareholders the Required Lincoln Vote and shall recommend to the Lincoln shareholders that they vote to approve the issuance by Lincoln of shares of Lincoln Common Stock pursuant to the terms of this Agreement; provided, however, that Lincoln shall not be obligated to make the foregoing recommendation to the extent that the Board of Directors of Lincoln reasonably determines in good faith (upon advice of outside legal counsel) that such failure to so recommend is required in order to comply with its fiduciary duties under applicable law; provided, further, however, that notwithstanding anything to the contrary in the foregoing, nothing contained in this Agreement shall be deemed to relieve Lincoln of its obligation to submit this Agreement to its shareholders for a vote on the approval thereof.

(d) Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Rule 14e-2(a) or 14d-9 shall be deemed to be a Change in Jefferson-Pilot Recommendation or a Change in Lincoln Recommendation, as the case may be, unless the Board of Directors of the party making such disclosure expressly reaffirms its recommendation to its shareholders in favor of approval of this Agreement.

(e) Jefferson-Pilot and Lincoln shall each use their reasonable best efforts to cause the Jefferson-Pilot Shareholders Meeting and the Lincoln Shareholders Meeting to be held on the same date.

5.2. Access to Information. (a) Upon reasonable notice, Jefferson-Pilot and Lincoln shall each (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records, commitments, officers and employees and, during such period, each of Jefferson-Pilot and Lincoln shall (and shall cause each of their respective Subsidiaries to) make available to the other (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, or the HSR Act, state or insurance laws or the rules and regulations of self regulatory organizations or the FCC (other than reports or documents which such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated July 7, 2005, between Jefferson-Pilot and Lincoln (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in effect as provided under Section 8.5.

(c) No such investigation by either Lincoln or Jefferson-Pilot shall affect the representations and warranties of the other.

5.3. Reasonable Best Efforts. Each of Jefferson-Pilot and Lincoln shall, and shall cause its respective Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, and (iii) to cooperate in connection with any financing transaction undertaken by Lincoln to fund any portion of the Cash Consideration, including, but not limited to, cooperation in the preparation and filing of any registration statement or offering memorandum, the issuance of any comfort letter, the receipt of any auditors consents, the delivery of consolidated pro forma financial information and the use of commercially reasonable efforts to cause each independent auditor to so cooperate; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in such party being required to hold separate or to divest any of its respective material businesses or assets, or will result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(f). Each of Jefferson-Pilot and Lincoln will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

5.4. Acquisition Proposals. (a) Each of Lincoln and Jefferson-Pilot agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries or any purchase or sale of 10% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the shareholders of such person) beneficially owning securities representing 10% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Significant Subsidiaries (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) (i) Notwithstanding the foregoing or any other provision of this Agreement, the Board of Directors of each party shall be permitted, prior to its respective meeting of shareholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement with such initiating person, which confidentiality agreement shall have provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, and provide nonpublic information or data to, any person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of such party has determined in good faith by majority vote, after consultation with its financial advisor and outside legal counsel, (A) is, or is reasonably likely to be, a Superior Proposal and (B) for which the failure to take such action in connection therewith would cause it to violate its fiduciary duties under applicable law; provided, that such party shall have delivered written notice to the other party at least two Business Days in advance of taking any action pursuant to this Section 5.4(b)(i).

(ii) Each party shall notify the other party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such party or any of its Subsidiaries by any person that informs such party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each party shall also promptly, and in any event within 24 hours, notify the other party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(c) Each of Lincoln and Jefferson-Pilot agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition

Proposal. Each of Lincoln and Jefferson-Pilot agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(d) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of Lincoln or Jefferson-Pilot, as the case may be, concludes in good faith, after consultation with its financial advisors and outside legal advisor, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of Lincoln or Jefferson-Pilot, as the case may be, from a financial point of view, than the Merger and the other transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “10% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “all or substantially all of the consolidated assets” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Lincoln or Jefferson-Pilot, as the case may be.

5.5. Affiliates. Jefferson-Pilot shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to Lincoln, as soon as reasonably practicable and in any event prior to the Jefferson-Pilot Shareholders Meeting, a written agreement substantially in the form attached as Exhibit 5.5.

5.6. Jefferson-Pilot Equity Awards. (a) Except as provided in Section 5.6(b), at the Effective Time, each outstanding option to purchase shares of Jefferson-Pilot Common Stock (an “Jefferson-Pilot Stock Option”), issued pursuant to any Jefferson-Pilot Stock Plan shall be assumed by Lincoln and shall become an option to acquire a number of shares of Lincoln Common Stock determined by multiplying the number of shares of Jefferson-Pilot Common Stock subject to such option by the Exchange Ratio (rounded up to the nearest whole share), with an exercise price determined by dividing the exercise price of such option by the Exchange Ratio (rounding down to the nearest whole cent). Except for the changes contemplated by this Section 5.6(a), the Jefferson-Pilot Stock Options assumed by Lincoln shall remain subject to the same terms and conditions as were in effect with respect to such awards immediately prior to the Effective Time.

(b) To the extent any Jefferson-Pilot Stock Plan requires a different method of assumption and conversion of any Jefferson-Pilot Stock Option as contemplated by Section 5.6(a), the treatment of such award in connection with the transactions contemplated by this Agreement shall be governed by the terms of the applicable Jefferson-Pilot Stock Plan; provided, however, that to the extent such terms provide discretion with respect to the treatment of such awards, Jefferson-Pilot shall only exercise such discretion with the prior written consent of Lincoln, such consent not to be unreasonably withheld.

(c) As soon as practicable after the Effective Time, Lincoln shall deliver to the holders of Jefferson-Pilot Stock Options appropriate notices setting forth such holders’ rights pursuant to the Jefferson-Pilot Stock Plans.

(d) Lincoln shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Lincoln Common Stock for delivery upon exercise of Jefferson-Pilot Stock Options assumed by it in accordance with this Section 5.6. As soon as practicable after the Effective Time, Lincoln shall file a registration statement on Form S-8 with respect to the shares of Lincoln Common Stock that (i) are subject to such Jefferson-Pilot Stock Options and (ii) may be registered on Form S-8, and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such equity awards remain outstanding.

(e) Following the delivery to Lincoln of the Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Lincoln, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by the Jefferson-Pilot Insiders of Lincoln Common Stock in exchange for shares of Jefferson-Pilot Common Stock, and of options to purchase Lincoln Common Stock upon conversion of Jefferson-Pilot Stock Options pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Jefferson-Pilot to Lincoln prior to the Effective Time, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Jefferson-Pilot Insiders, the number of shares and description of terms of the Jefferson-Pilot Common Stock held by each such Jefferson-Pilot Insider and the number and description of terms of the Jefferson-Pilot Stock Options held by each such Jefferson-Pilot Insider. “Jefferson-Pilot Insiders” shall mean those officers and directors of Jefferson-Pilot who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

(f) Prior to the Effective Time, Jefferson-Pilot shall take, or cause to be taken, such action as shall be necessary so that (i) as of the Effective Time, “phantom units” under the Jefferson-Pilot Deferred Fee Plan for Non-Employee Directors will represent, and be payable in, shares of Lincoln Common Stock rather than Jefferson-Pilot Common Stock (with the number of such Lincoln phantom units credited to each participant’s account as of the Effective Time determined by multiplying the number of Jefferson-Pilot phantom units in the participant’s account as of the Effective Time by the Exchange Ratio (rounded up to the nearest whole share)), and (ii) to the extent any long-term incentive compensation plan, agreement or guideline (other than the Jefferson-Pilot Stock Options) provides for payment, in whole or in part, in shares of Jefferson-Pilot Common Stock and such amounts have not been paid prior to the Effective Time, as of the Effective Time such plan, agreement or guideline shall provide for payment in Lincoln Common Stock).

5.7. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement / Prospectus and the Form S-4 shall be shared equally by Lincoln and Jefferson-Pilot.

5.8. Governance. (a) Effective upon the Effective Time, Lincoln shall take all actions necessary to adopt the amendment to the Bylaws of Lincoln set forth in Exhibit 1.7(a) hereof.

(b) On or prior to the Effective Time, Lincoln shall take or cause to be taken such actions as are necessary to cause the persons indicated in Exhibit 5.8(b) to be elected or appointed to the offices and, by the affirmative vote of not less than two-thirds of the directors of the full board as currently constituted, the directorships of Lincoln specified in such Exhibit as of the Effective Time.

5.9. Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time, Lincoln shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Jefferson-Pilot or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Jefferson-Pilot or any Subsidiary of Jefferson-Pilot, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Jefferson-Pilot pursuant to Jefferson-Pilot’s Articles of Incorporation, Bylaws and indemnification agreements and resolutions, if any, in existence on the date hereof with any directors, officers and employees of Jefferson-Pilot and its Subsidiaries.

(b) For a period of six years after the Effective Time, Lincoln shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Jefferson-Pilot (provided that Lincoln may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Lincoln shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 350% of the premiums paid as of the date hereof by Jefferson-Pilot for such insurance (“Jefferson-Pilot’s Current Premium”), and if such premiums for such insurance would at any time exceed 350% of Jefferson-Pilot’s Current Premium, then Lincoln shall cause to be maintained policies of insurance which, in Lincoln’s good faith determination, provide the maximum coverage available at an annual premium equal to 350% of Jefferson-Pilot’s Current Premium. In the event that Lincoln acts as its own insurer for its directors and officers generally with respect to matters typically covered by a directors’ and officers’ liability insurance policy, Lincoln’s obligations under this Section 5.9(b) may be satisfied by such self-insurance, so long as Lincoln’s senior debt ratings by Standard & Poor’s Corporation and Moody’s Investors Services, Inc. are no lower than such ratings as in effect as of the date of this Agreement.

(c) The provisions of this Section 5.9 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.10. Dividends. After the date of this Agreement, each of Lincoln and Jefferson-Pilot shall coordinate with the other the payment of dividends with respect to the Lincoln Common Stock and Jefferson-Pilot Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Lincoln Common Stock and Jefferson-Pilot Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Lincoln Common Stock and/or Jefferson-Pilot Common Stock or any shares of Lincoln Common Stock that any such holder receives in exchange for such shares of Jefferson-Pilot Common Stock in the Merger.

5.11. Public Announcements. Lincoln and Jefferson-Pilot shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement / Prospectus in accordance with the provisions of Section 5.1, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed. Each party shall provide the other party with its shareholder lists and allow and facilitate the other party’s contact with its shareholders and prospective investors and following a Change in Jefferson-Pilot Recommendation or Change in Lincoln Recommendation, as the case may be, such contacts may be made without regard to the above limitations of this Section 5.11.

5.12. Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Jefferson-Pilot, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.13. Community Commitments. Lincoln and Jefferson-Pilot each acknowledge and agree that it is their intent that, after the Effective Time, Lincoln (or its charitable foundation) will engage in charitable giving and other charitable activities to the same or a greater degree as currently undertaken by Lincoln. Without limiting the foregoing, after the Effective Time, Lincoln (or its charitable foundation) shall use its reasonable best efforts to (i) honor and fulfill all charitable commitments made by Jefferson-Pilot prior to the date of this Agreement, provided such commitments do not exceed $2,500,000 in the aggregate or five years in duration, and (ii) each year for a period of five years, engage in charitable giving in respect of the communities to which Jefferson-Pilot currently gives, at a level equal to the greater of (x) $2.5 million in aggregate per year or (y) the level determined using Lincoln’s charitable giving formula.

5.14. Tax Treatment. Prior to and at the Effective Time, each party hereto shall use its best efforts (including by delivering customary representations required by each party’s counsel to render its opinion described in Sections 6.2(c) and 6.3(c)) to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the opinion set forth in Section 6.2(c) or 6.3(c), as the case may be.

ARTICLE VI

CONDITIONS PRECEDENT

6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions, unless waived by both Lincoln and Jefferson-Pilot:

(a) Shareholder Approval. Jefferson-Pilot shall have obtained the Required Jefferson-Pilot Vote, and Lincoln shall have obtained the Required Lincoln Vote.

(b) NYSE Listing. The shares of (i) Lincoln Common Stock to be issued in the Merger and (ii) Lincoln Common Stock to be reserved for issuance upon exercise of the Jefferson-Pilot Stock Options shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Other Approvals. Other than the filings provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger (including all such matters set forth in Section 3.1(c)(iii) and 3.2(c)(iii)) or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the parties hereto, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall be initiated or, to the knowledge of Lincoln or Jefferson-Pilot, threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(f) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon Lincoln or Jefferson-Pilot or any of their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of Lincoln.

6.2. Conditions to Obligations of Lincoln. The obligation of Lincoln to effect the Merger is subject to the satisfaction of the following conditions unless waived by Lincoln:

(a) Representations and Warranties. The representations and warranties of Jefferson-Pilot set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Jefferson-Pilot, and Lincoln shall have received a certificate signed on behalf of Jefferson-Pilot by the Chief Executive Officer and Chief Financial Officer of Jefferson-Pilot to such effect.

(b) Performance of Obligations of Jefferson-Pilot. Jefferson-Pilot shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Lincoln shall have received a certificate signed on behalf of Jefferson-Pilot by the Chief Executive Officer and Chief Financial Officer of Jefferson-Pilot to such effect.

(c) Tax Opinion. Lincoln shall have received a written opinion of counsel reasonably satisfactory to Lincoln, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the parties hereto will each be a party to this transaction as described in and pursuant to Section 368(b) of the Code. In rendering such opinion, counsel to Lincoln shall be entitled to rely upon customary representations and assumptions provided by Lincoln and Jefferson-Pilot that counsel to Lincoln reasonably deems relevant and satisfactory, including representations set forth in certificates of officers of Lincoln and Jefferson-Pilot and any relevant Subsidiaries thereof.

6.3. Conditions to Obligations of Jefferson-Pilot. The obligation of Jefferson-Pilot to effect the Merger is subject to the satisfaction of the following conditions unless waived by Jefferson-Pilot:

(a) Representations and Warranties. The representations and warranties of Lincoln and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Lincoln, and Jefferson-Pilot shall have received a certificate signed on behalf of Lincoln by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Lincoln to such effect.

(b) Performance of Obligations of Lincoln. Lincoln shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Jefferson-Pilot shall have received a certificate signed on behalf of Lincoln by the Chairman and Chief Executive Officer and the Chief Financial Officer of Lincoln to such effect.

(c) Tax Opinion. Jefferson-Pilot shall have received a written opinion of counsel reasonably satisfactory to Jefferson-Pilot, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and the parties hereto will each be a party to this transaction as described in and pursuant to Section 368(b) of the Code. In rendering such opinion, counsel to Jefferson-Pilot shall be entitled to rely upon customary representations and assumptions provided by Lincoln and Jefferson-Pilot that counsel to Jefferson-Pilot reasonably deems relevant and satisfactory, including representations set forth in certificates of officers of Lincoln and Jefferson-Pilot and any relevant Subsidiaries thereof.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Lincoln and Jefferson-Pilot in a written instrument;

(b) by either Lincoln or Jefferson-Pilot, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and unappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Lincoln or Jefferson-Pilot, upon written notice to the other party, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Lincoln, upon written notice to Jefferson-Pilot, if (i) the Board of Directors of Jefferson-Pilot fails to recommend approval of this Agreement at the Jefferson-Pilot Shareholders Meeting in accordance with Section 5.1(b) or withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) such recommendation in any manner adverse to Lincoln or to the consummation of the Merger or Jefferson-Pilot takes any other action or makes any other statement in connection with the Jefferson-Pilot Shareholders Meeting that is inconsistent with such recommendation (any such action in this clause (i), a “Change in Jefferson-Pilot Recommendation”) or resolves to take any such action; or (ii) Jefferson-Pilot breaches its obligations under this Agreement by reason of a failure to call the Jefferson-Pilot Shareholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its shareholders the Joint Proxy Statement / Prospectus in accordance with Section 5.1(a);

(e) by Jefferson-Pilot, upon written notice to Lincoln, if (i) the Board of Directors of Lincoln fails to recommend approval of this Agreement at the Lincoln Shareholders Meeting in accordance with Section 5.1(c) or withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) such recommendation in any manner adverse to Jefferson-Pilot or to the consummation of the Merger or Lincoln takes any other action or makes any other statement in connection with the Lincoln Shareholders Meeting that is inconsistent with such recommendation (any such action in this clause (i), a “Change in Lincoln Recommendation”) or resolves to take any such action; or (ii) Lincoln breaches its obligations under this Agreement by reason of a failure to call the Lincoln Shareholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its shareholders the Joint Proxy Statement / Prospectus in accordance with Section 5.1(a);

(f) by either Lincoln or Jefferson-Pilot, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; and

(g) by either Lincoln or Jefferson-Pilot, if the Required Lincoln Vote or Required Jefferson-Pilot Vote shall not have been obtained upon a vote taken thereon at the duly convened Lincoln Shareholders Meeting or Jefferson-Pilot Shareholders Meeting, as the case may be.

7.2. Effect of Termination. (a) In the event of termination of this Agreement by either Jefferson-Pilot or Lincoln as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Lincoln or Jefferson-Pilot or their respective officers or directors, except with respect to Sections 3.1(q) and 3.2(q), Section 5.2(b), Section 5.7, this Section 7.2 and Article VIII, which shall survive such termination and except that, other than as set forth in Section 7.2(b) and Section 7.2(c), no party shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

(b) Lincoln shall pay Jefferson-Pilot and Jefferson-Pilot shall accept as its exclusive remedy, by wire transfer of immediately available funds, the sum of $300 million (the “Lincoln Termination Fee”), or such portion thereof as set forth in this Section 7.2(b), if this Agreement is terminated as follows:

(i) if Jefferson-Pilot shall terminate this Agreement pursuant to Section 7.1(e), then Lincoln shall pay the Lincoln Termination Fee on the Business Day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Lincoln Vote shall not have been received, (B) at any time after the date of this Agreement and at or before the date of the Lincoln Shareholders Meeting an Acquisition Proposal with respect to Lincoln shall have been publicly announced or otherwise enters into the public domain (a “Lincoln Public Proposal”) and (C) within twelve months after the date of such termination of this Agreement, Lincoln or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then Lincoln shall pay the Lincoln Termination Fee upon the earlier of the date of such execution or consummation. An “Acquisition Transaction” shall mean any transaction of the type described in Section 5.4(a) except that the reference to “10% or more of its total voting power” shall be deemed to be a reference to “a majority of its total voting power” and the reference to “10% or more of the consolidated assets” shall be deemed to be a reference to “all or substantially all of the consolidated assets”; and

(iii) if Jefferson-Pilot shall terminate this Agreement pursuant to Section 7.1(f), and at any time after the date of this Agreement and before such termination there shall have been a Lincoln Public Proposal, then Lincoln shall pay one-third of the Lincoln Termination Fee on the Business Day following such termination; and if within twelve months of the date of such termination of this Agreement, Lincoln or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then Lincoln shall pay the remaining two-thirds of the Lincoln Termination Fee upon the earlier of the date of such execution or consummation.

If Lincoln fails to pay all amounts due to Jefferson-Pilot on the dates specified, then Lincoln shall pay all costs and expenses (including legal fees and expenses) incurred by Jefferson-Pilot in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Jefferson-Pilot.

(c) Jefferson-Pilot shall pay Lincoln and Lincoln shall accept as its exclusive remedy, by wire transfer of immediately available funds, the sum of $300 million (the “Jefferson-Pilot Termination Fee”), or such portion thereof as set forth in this Section 7.2(c), if this Agreement is terminated as follows:

(i) if Lincoln shall terminate this Agreement pursuant to Section 7.1(d), then Jefferson-Pilot shall pay the Jefferson-Pilot Termination Fee on the Business Day following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Jefferson-Pilot Vote shall not have been received, (B) at any time after the date of this Agreement and at or before the date of the Jefferson-Pilot Shareholders Meeting an Acquisition Proposal with respect to Jefferson-Pilot shall have been publicly announced or otherwise enters into the public domain (a “Jefferson-Pilot Public Proposal”), and (C) within twelve months after the date of such termination of this Agreement, Jefferson-Pilot or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Transaction, then Jefferson-Pilot shall pay the Jefferson-Pilot Termination Fee upon the earlier of the date of such execution or consummation; and

(iii) if Lincoln shall terminate this Agreement pursuant to Section 7.1(f), and at any time after the date of this Agreement and before such termination there shall have been a Jefferson-Pilot Public Proposal, then Jefferson-Pilot shall pay one-third of the Jefferson-Pilot Termination Fee on the Business Day following such termination; and if within twelve months of the date of such termination of this Agreement, Jefferson-Pilot or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Transaction, then Jefferson-Pilot shall pay the remaining two-thirds of the Jefferson-Pilot Termination Fee upon the earlier of the date of such execution or consummation.

If Jefferson-Pilot fails to pay all amounts due to Lincoln on the dates specified, then Jefferson-Pilot shall pay all costs and expenses (including legal fees and expenses) incurred by Lincoln in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Lincoln.

7.3. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Jefferson-Pilot or of Lincoln, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1. Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Lincoln, to

Lincoln National Corporation

1500 Market Street, Suite 3900, Centre Square – West Tower

Philadelphia, Pennsylvania 19102-2112

Attention: Dennis Schoff, Esq.

       Senior Vice President and General Counsel

Facsimile: (215) 448-3215

with a copy to

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, New York 10019

Attention: James R. Dwyer, Esq.

      Alexander M. Dye, Esq.

Facsimile: (212) 424-8500

and

(b)	If to Jefferson-Pilot, to

Jefferson-Pilot Corporation

100 North Greene Street

Greensboro, North Carolina 27420

Attention: Charles C. Cornelio, Esq.

       Executive Vice President and Chief Legal Officer

Facsimile: (336) 691-3639

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: E. William Bates, II, Esq.

      Stephen M. Wiseman, Esq.

Facsimile: (212) 556-2222

8.3. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

8.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile and such facsimile execution shall have the full force and effect of an original signature.

8.5. Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the Jefferson-Pilot Disclosure Letter and the Lincoln Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement other than the seventh paragraph thereof and the last sentence of the third paragraph thereof and

(b) except as provided in Section 5.9(c), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana (without giving effect to choice of law principles thereof).

8.7. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Lincoln, Merger Sub and Jefferson-Pilot have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

LINCOLN NATIONAL CORPORATION

By:	/s/ JON A. BOSCIA
Name:	Jon A. Boscia
Title:	Chief Executive Officer

QUARTZ CORPORATION

By:	/s/ BARBARA S. KOWALCZYK
Name:	Barbara S. Kowalczyk
Title:	President

JEFFERSON-PILOT CORPORATION

By:	/s/ DENNIS R. GLASS
Name:	Dennis R. Glass
Title:	President and Chief Executive Officer

Exhibit 1.5(a)

ARTICLES OF INCORPORATION

OF

QUARTZ CORPORATION

The undersigned, being a natural person over the age of 21, does hereby make and acknowledge these articles of incorporation for the purpose of incorporating a business corporation under and by virtue of the laws of the State of North Carolina.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Quartz Corporation.

SECOND: The aggregate number of shares that the Corporation shall have authority to issue is 1,000, par value $0.01 per share, all of which shall be common shares of a single class.

THIRD: The initial registered agent of the Corporation is Corporation Service Company, and the address of the initial registered office and mailing address of the Corporation is c/o Corporation Service Company, 327 Hillsborough Street, Raleigh, Wake County, North Carolina 27603. The Corporation does not have a principal office.

FOURTH: The name and address, including street and number, of the incorporator is:

NAME	ADDRESS
B. Russell Marcus	LeBoeuf, Lamb, Greene & MacRae LLP 125 West 55th Street New York, New York 10019

FIFTH: The Corporation is incorporated under Section 55-2-02 of the North Carolina General Statutes for the purpose of engaging in any lawful act or activity for which corporations may be organized under Chapter 55 of the North Carolina General Statutes (the “North Carolina Business Corporation Act”).

SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, except for those matters with respect to which it is proscribed by law or by the bylaws of the Corporation from amending or repealing without the approval of the shareholders of the Corporation. The board of directors of the Corporation is further expressly authorized to adopt, to the extent permitted by Section 10-02 of the North Carolina Business Corporation Act, as the same may be amended from time to time, one or more amendments to these articles of incorporation without first obtaining the approval of the shareholders of the Corporation.

SEVENTH: 1. The personal liability of the directors of the Corporation is limited to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented.

2. The Corporation shall, to the fullest extent permitted by the provisions of the North Carolina Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

3. No shareholder shall have the right to cumulate his votes in any election of directors.

4. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting pursuant to the provisions of Section 7-04 of the North Carolina Business Corporation Act, as the same may be amended and supplemented, upon the written consent of shareholders having not less than the minimum number of votes that would be necessary to take the action at a meeting at which all shareholders entitled to vote were present and voted.

5. The provisions of The North Carolina Shareholder Protection Act (Article 9 of the North Carolina Business Corporation Act) shall not be applicable to the Corporation pursuant to Section 9-05 of the North Carolina Business Corporation Act. The provisions of The North Carolina Control Share Acquisition Act (Article 9A of the North Carolina Business Corporation Act) shall not be applicable to the Corporation pursuant to Section 9A-09 of the North Carolina Business Corporation Act.

The effective time and date of these articles of incorporation shall be upon filing.

Exhibit 1.5(b)

BYLAWS

(As Adopted October 7, 2005)

OF

QUARTZ CORPORATION

(A North Carolina Corporation)

ARTICLE I

Shareholders

Section 1. Annual Meeting. An annual meeting of the shareholders shall be held at such hour as shall be designated by the chief executive officer or the board of directors on the fourth Wednesday of May, or such other date within six months after the close of the fiscal year of the corporation as the chief executive officer or the board of directors may select, in each year for the purpose of electing directors for the terms hereinafter provided and for the transaction of such other business as may properly come before the meeting; except that no annual meeting need be held if all actions, including the election of directors, required by the North Carolina Business Corporation Act to be taken at an annual meeting of shareholders are taken by written consent without a meeting pursuant to Section 12 of this Article. If the day fixed for the annual meeting shall be a legal holiday, such meeting shall be held on the next succeeding business day.

Section 2. Special Meetings. Special meetings of the shareholders may be called by the chief executive officer, by the board of directors, or by shareholders holding not less than 10% of all votes entitled to be cast on any issue to be considered at the special meeting who sign, date and deliver to the secretary of the corporation one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Any such written demand shall cease to be effective on the sixty-first day after the date of signature appearing on the demand unless prior to the sixty-first day enough written demands have been received from holders sufficient to call a special meeting. The special meeting shall be held within 30 days after such sufficient demands have been received. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting.

Section 3. Place of Meetings. All meetings of shareholders shall be held at any place as may be specified in the respective notices, or waivers of notice, of such meetings.

Section 4. Notice of Meetings. A written or printed notice, stating the place, day and hour of the meeting, and in the case of a special meeting or when required by law or by the articles of incorporation or these bylaws, the purpose or purposes for which the meeting is called, shall be delivered or mailed by the secretary, or by the officer or persons calling the meeting, no fewer than ten (10) nor more than sixty (60) days before the date of the meeting, to each shareholder of record entitled to vote at such meeting at such address as appears upon the stock records of the corporation.

Section 5. Waiver of Notice. Notice of any meeting of shareholders may be waived in writing by any shareholder if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called and the time and place thereof. Attendance at any meeting in person, or by proxy when the instrument of proxy sets forth in reasonable detail the purpose or purposes for which the meeting is called, shall constitute a waiver of notice of such meeting.

Section 6. Adjourned Meetings. At any adjourned meeting at which a quorum shall be represented, any business may be transacted as might have been transacted at the meeting as originally notified. If a new record date is or must be established pursuant to law, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date.

Section 7. Record Date. For the purpose of determining shareholders entitled to notice of a shareholders’ meeting, to demand a special meeting, to vote, to receive payment of any dividend or in order to make a determination of shareholders for any other proper purpose, the board of directors may provide by resolution that the stock transfer books shall be closed for a stated period, but not to exceed, in any case, seventy (70) days, or may fix in advance a record date for such purpose, such date in any case to be not more than seventy (70) days prior to the date on which the action requiring such determination of shareholders is to be taken.

Section 8. Voting at Shareholders’ Meetings.

Subsection 1. Voting Rights. Unless otherwise provided by the articles of incorporation or by these bylaws or by law, every shareholder shall have the right at every shareholders’ meeting to one vote for each share standing in his or her name on the books of the corporation on the date established by the board of directors as the record date for determination of shareholders entitled to vote at such meeting; provided that if such date is not established by the board of directors, such date shall be the close of business on the day before the first notice is delivered to shareholders. Any shareholder acquiring title to a share after the record date has been established shall upon written request to the shareholder of record be entitled to receive from the shareholder of record a proxy, with power of substitution, to vote that share.

Subsection 2. Prohibition Against Voting Shares. No share shall be voted at any meeting:

(a) upon which any installment is due and unpaid; or

(b) which belongs to this corporation.

2

Subsection 3. Voting of Shares Owned by Corporations and Fiduciaries. Shares of this corporation standing in the name of another corporation may be voted by such officer, agent or proxy as the board of directors of such other corporation may appoint, or as the bylaws of such other corporation may prescribe. Shares held by fiduciaries may be voted by the fiduciaries in such manner as the instrument or order appointing such fiduciaries may direct. In the absence of such direction, or the inability of the fiduciaries to act in accordance therewith, the following provisions shall apply:

(a) where shares are held jointly by three (3) or more fiduciaries, such shares shall be voted in accordance with the will of the majority;

(b) where the fiduciaries, or a majority of them, cannot agree, or where they are equally divided upon the question of voting such shares, any court of general equity jurisdiction may, upon petition filed by any of such fiduciaries, or by any party in interest, direct the voting of such shares as it may deem to be for the best interests of the beneficiaries, and such shares shall be voted in accordance with such direction.

Subsection 4. Voting of Jointly Held Shares. Shares issued and held in the name of two or more persons shall be voted in accordance with the will of the majority, and if a majority of them cannot agree, or if they are equally divided as to the voting of such shares, the shares shall be divided equally between or among such persons for voting purposes.

Subsection 5. Proxies. A shareholder may vote either in person or by proxy executed in writing by the shareholder or a duly authorized attorney-in-fact. No proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein.

Section 9. Order of Business. The order of business at each shareholders meeting shall be established by the person presiding at the meeting.

Section 10. Quorum. Unless otherwise provided by the articles of incorporation or by these bylaws, at any meeting of shareholders a majority of the outstanding shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. If less than a majority of such shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 11. Required Votes. A majority of the votes entitled to vote on a matter represented at a meeting of shareholders at which a quorum is present shall be required to take action on the matter, except for elections of directors which shall

3

require a plurality of votes, unless a different number is required by the articles of incorporation, these bylaws, or by law.

Section 12. Action Without Meeting. Any action required by law to be taken at a meeting of shareholders, or any action which may be taken at a meeting of shareholders, may be taken without a meeting if a consent in writing setting forth the action to be taken shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such written consent is filed with the minutes of the proceedings of the shareholders.

Section 13. Meeting by Conference Call. Any or all shareholders may participate in any meeting of shareholders by, or through the use of, any means of communication by which all shareholders participating may simultaneously hear each other during the meeting.

ARTICLE II

Board of Directors

Section 1. Number, Election and Term of Directors. The business of the corporation shall be managed by a board of directors composed of not less than one nor more than thirty (30) members. The number of directors to serve for each year shall be determined from time to time by the board of directors. The directors shall be elected annually by the shareholders by a plurality of votes, each for a term of one year, and shall hold office until the next annual meeting of shareholders and until a successor, if any, has been elected and has qualified or until his earlier death, resignation or removal.

Section 2. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders, or within thirty days thereafter upon notice in the manner provided by these bylaws for calling special meetings of the board. The board of directors may provide by resolution the time and place for the holding of additional regular meetings without other notice than such resolution. In lieu of a regular meeting of the board of directors, any action required or permitted to be taken therein may be taken without a meeting in the manner described in Section 10 of this Article.

Section 3. Special Meetings. Special meetings of the board of directors may be called by the chairperson of the board, or in his absence or incapacity or if such office is vacant, by the president. The secretary shall call special meetings of the board of directors when requested in writing to do so by any member thereof. All special meetings of the board of directors shall be held at the principal office of the corporation or at such other place as may be specified in the respective notices, or waivers of notice, of such meetings.

4

Section 4. Notice of Meetings. Unless otherwise provided by these bylaws, notice of any meeting of the board of directors shall be given not less than two days before the date fixed for such meeting by oral, telefax, telegraphic, telephonic, electronic or written communication stating the time and place thereof to each member of the board of directors. If telegraphed or mailed, it shall be to his or her address as it appears on the books of the corporation.

Section 5. Waiver of Notice. A director may sign a written waiver of notice either before the time of the meeting, at the time of the meeting or after the time of the meeting, if the waiver sets forth in reasonable detail the purpose or purposes for which the meeting is called and the time and place thereof. A director’s attendance at, or participation in, a meeting waives any required notice to the director of the meeting.

Section 6. Vacancies. Unless otherwise provided in the articles of incorporation, any vacancy occurring in the membership of the board of directors caused by an increase in the number of directors, death, resignation, disqualification, removal or otherwise, may be filled by a majority vote of the remaining members of the board, though less than a quorum, for a term of office which expires at the end of the term for which the predecessor was elected, or, at the discretion of the board of directors, such vacancy may be filled by a vote of the shareholders.

Section 7. Committees of the Board. The board of directors may, by resolution adopted by a majority of the whole board, designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in the resolution, may exercise all the authority of the board of directors; however, no such committee shall (1) authorize distributions; (2) approve or propose to shareholders action required by law to be approved by shareholders; (3) fill vacancies on the board of directors or on any committee thereof; (4) amend the articles of incorporation pursuant to Section 10-02 of the North Carolina Business Corporation Act; (5) adopt, amend, or repeal the bylaws; (6) approve a plan of merger not requiring shareholder approval; (7) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the board of directors; or (8) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except that the board of directors may authorize a committee (or a senior executive officer of the corporation) to do so within limits specifically prescribed by the board of directors.

Section 8. Quorum. The attendance of not less than a majority of the members of the whole board of directors shall be necessary to constitute a quorum for the transaction of any business except the filling of vacancies, but if fewer than a majority of the directors is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

5

Section 9. Required Votes. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, unless a greater number is required by the articles of incorporation or by these bylaws or by law.

Section 10. Action Without Meeting. Unless otherwise provided in the articles of incorporation, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if a written consent to such action is signed by all members of the board or of such committee as the case may be, and such written consent is filed with the minutes of proceedings of the board or committee.

Section 11. Meeting by Conference Call. Unless otherwise provided in the articles of incorporation, any or all members of the board of directors or of a committee designated by the board may participate in a meeting of the board or committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting.

Section 12. Removal of Directors. Unless otherwise provided in the articles of incorporation, any member of the board of directors may be removed, with or without cause, by the board of directors or, at a meeting of the shareholders called expressly for that purpose, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

ARTICLE III

Officers

Section 1. Elected Officers. The elected officers of the corporation shall include one of or both a chairperson of the board and a president, and shall also include a secretary and a treasurer. The elected officers of the corporation may include one or more vice presidents of a class or classes as the board of directors may determine, and such other officers as the board of directors may determine. Any two or more offices may be held by the same person.

Section 2. Appointed Officers. The appointed officers of the corporation may include one or more second vice presidents, assistant vice presidents, assistant treasurers, and assistant secretaries.

Section 3. Election or Appointment and Term of Office. The elected officers of the corporation shall be elected annually by the board of directors, each for a term of one year, at the regular meeting of the board of directors held immediately after the annual meeting of the shareholders. The appointed officers of the corporation shall be appointed annually by the chief executive officer immediately following the regular meeting of the board held after the annual meeting of shareholders. Additional officers

6

may be elected at any regular or special meeting of the board of directors to serve until the regular meeting of the board held after the next annual meeting of the shareholders and additional officers may be appointed by the chief executive officer at any time to serve until the next annual appointment of officers. Each officer shall hold office for a term of one year until his or her successor, if any, is elected or appointed and has qualified or until his or her earlier death, resignation, retirement or removal.

Section 4. Removal. Any officer may be removed by the board of directors and any appointed officer may be removed by the chief executive officer, whenever in their judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5. Vacancies. A vacancy in any elected office may be filled by the board of directors.

Section 6. Chief Executive Officer. If the elected officers of the corporation include both a chairperson of the board and a president, the board of directors shall designate one of such officers to be the chief executive officer of the corporation. If the elected officers of the corporation include one of but not both a chairperson of the board and a president, such officer shall be the chief executive officer of the corporation. The chief executive officer of the corporation shall be, subject to the board of directors, in general charge of the affairs of the corporation.

Section 7. Chairperson of the Board. The chairperson of the board shall preside at all meetings of the shareholders and of the board of directors at which he may be present and shall have such other powers and duties as may be determined by the board of directors.

Section 8. President. The president shall have such powers and duties as may be determined by the board of directors. In the absence of the chairperson of the board, or if such office is vacant, the president shall have all the powers of the chairperson of the board and shall perform all his or her duties.

Section 9. Vice Presidents. A vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors. In the absence of the president and in accordance with such order of priority as may be established by the board of directors, a vice president may perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president.

Section 10. Second Vice Presidents and Assistant Vice Presidents. A second vice president and an assistant vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors.

Section 11. Secretary. The secretary shall (a) keep the minutes of the shareholders’ and board of directors’ meetings in one or more books provided for that

7

purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents, the execution of which on behalf of the corporation under its seal is duly authorized, and (d) in general perform all duties incident to the office of secretary and such other duties as may be assigned by the chief executive officer or the board of directors.

Section 12. Assistant Secretaries. In the absence of the secretary, an assistant secretary shall have the power to perform his or her duties including the certification, execution and attestation of corporate records and corporate instruments. Assistant secretaries shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

Section 13. Treasurer. The treasurer shall (a) have charge and custody of all funds and securities of the corporation, (b) receive and give receipts for monies due and payable to the corporation from any source whatsoever, (c) deposit all such monies in the name of the corporation in such depositories as are selected in the manner designated by the board of directors, and (d) in general perform all duties incident to the office of treasurer and such other duties as may be assigned by the chief executive officer or the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such form and with such surety or sureties as the board of directors shall determine.

Section 14. Assistant Treasurers. In the absence of the treasurer, an assistant treasurer shall have the power to perform his or her duties. Assistant treasurers shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors.

Section 15. Positions and Titles. The chief executive officer may establish such positions and appoint persons to them with such titles as he or she may deem necessary. He or she may also fix the duties of such positions and may discharge persons from them.

ARTICLE IV

Corporate Instruments and Loans

Section 1. Corporate Instruments. The board of directors may authorize any officer or officers to execute and deliver any instrument in the name of or on behalf of the corporation, and such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

8

Section 3. Loans to Officers and Directors. Neither the corporation, nor any of its directors or officers acting for and on its behalf, shall directly or indirectly make any advancement on account of services to be performed in the future or loan any of its funds, monies, capital or other property to any director or officer of the corporation.

ARTICLE V

Stock Certificates, Transfer of Shares, Books and Records

Section 1. Certificates for Shares. Each shareholder shall be entitled to a certificate, signed by the president or a vice president and the secretary or an assistant secretary of the corporation, certifying the number of shares owned by him or her in the corporation. The signatures of the officers of the corporation may be facsimiles. If such certificate is countersigned by the written signature of a registrar other than the corporation or an employee of the corporation, the signatures of the transfer agent and the officers of the corporation may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he or she were such officer, transfer agent, or registrar at the date of its issue. Certificates representing shares of the corporation shall be in such form consistent with the laws of this state as shall be determined by the board of directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and the date of issue, shall be entered on the stock transfer records of the corporation.

Section 2. Transfer of Shares. Transfer of shares of the corporation shall be made on the stock transfer records of the corporation by the holder of record thereof or by his or her legal representative, who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the corporation, and, except as otherwise provided in these bylaws, upon surrender for cancellation of the certificates for such shares.

Section 3. Lost, Destroyed or Wrongfully Taken Certificates. Any person claiming a certificate of stock to have been lost, destroyed or wrongfully taken, and who requests the issuance of a new certificate before the corporation has notice that the certificate alleged to have been lost, destroyed or wrongfully taken has been acquired by a bona fide purchaser, shall make an affidavit of the fact and shall give the corporation and its transfer agents and registrars a bond of indemnity with unlimited liability, in form and with one or more corporate sureties satisfactory to the chief executive officer or treasurer of the corporation (except that the chief executive officer or treasurer may authorize the acceptance of a bond of different amount, or a bond with personal surety thereon, or a personal agreement of indemnity), whereupon in the discretion of the chief executive officer or the treasurer and except as otherwise

9

provided by law a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or wrongfully taken. In lieu of a separate bond of indemnity in each case, the chief executive officer or the treasurer may accept an assumption of liability under a blanket bond issued in favor of the corporation and its transfer agents and registrars by one or more corporate sureties satisfactory to the chief executive officer or treasurer.

Section 4. Transfer Agent and Registrars. The board of directors by resolution may appoint a transfer agent or agents or a registrar or registrars of transfer, or both. All such appointments shall confer such powers, rights, duties and obligations consistent with the laws of this state as the board of directors shall determine. The board of directors may appoint the treasurer of the corporation and one or more assistant treasurers to serve as transfer agent or agents.

Section 5. Books and Records. The corporation shall keep correct and complete books of account and minutes of the proceedings of its shareholders and directors, and shall likewise keep, at its principal office, a complete and accurate list of shareholders giving the names and addresses of all shareholders and the number of shares held by each. All such books, records and lists of the corporation shall be open to inspection and examination during normal business hours for all proper purposes by every shareholder, or his or her duly authorized agent or attorney. Upon written request of any shareholder, the corporation shall mail to such shareholder its most recent annual financial statements showing in reasonable detail its assets and liabilities and the results of its operations.

ARTICLE VI

Liability

No person or his personal representatives shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person in good faith as an officer or employee of the corporation, or as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, which he serves or served at the request of the corporation, if such person (a) exercised and used the same degree of care and skill as an ordinarily prudent person would have exercised and used under like circumstances, charged with a like duty, or (b) took or omitted to take such action in reliance upon advice of counsel for the corporation or such enterprise or upon statements made or information furnished by persons employed or retained by the corporation or such enterprise upon which he had reasonable grounds to rely. The foregoing shall not be exclusive of other rights and defenses to which such person or his personal representatives may be entitled under law.

10

ARTICLE VII

Indemnification

Section 1. Actions by a Third Party. The corporation shall indemnify any person who is or was a party, or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation), and whether formal or informal, who is or was a director, officer, or employee of the corporation or who, while a director, officer, or employee of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against:

(a) any reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding, if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(b) judgments, settlements, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding where such person is not wholly successful on the merits or otherwise in the defense of the proceeding if:

(i) the individual’s conduct was in good faith; and

(ii) the individual reasonably believed:

(A) in the case of conduct in the individual’s capacity as a director, officer or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(B) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

(c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

The termination of a proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director, officer, or employee did not meet the standard of conduct described in this section.

Section 2. Actions by or in the Right of the Corporation. The corporation shall indemnify any person who is or was a party or is threatened to be made a defendant or

11

respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, or employee of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against any reasonable expenses (including attorneys’ fees):

(a) if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(b) if not wholly successful:

(i) the individual’s conduct was in good faith; and

(ii) the individual reasonably believed:

(A) in the case of conduct in the individual’s capacity as a director, officer, or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests,

except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper.

Section 3. Methods of Determining Whether Standards for Indemnification Have Been Met. Any indemnification under Sections 1 or 2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2. In the case of directors of the corporation, such determination shall be made by any one of the following procedures:

(a) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(b) if a quorum cannot be obtained under (a), by majority vote of a committee duly designated by the board of directors (in which designation

12

directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(c) by special legal counsel:

(i) selected by the board of directors or a committee thereof in the manner prescribed in (a) or (b); or

(ii) if a quorum of the board of directors cannot be obtained under (a) and a committee cannot be designated under (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate); or

(d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

In the case of persons who are not directors of the corporation, such determination shall be made (a) by the chief executive officer of the corporation or (b) if the chief executive officer so directs or in his absence, in the manner such determination would be made if the person were a director of the corporation.

Section 4. Advancement of Defense Expenses. The corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, or employee who is a party to a proceeding described in Section 1 or 2 of this Article in advance of the final disposition of said proceeding if:

(a) the director, officer, or employee furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 1 or 2; and

(b) the director, officer, or employee furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that the director, officer, or employee did not meet the standard of conduct; and

(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 1 or 2.

The undertaking required by this Section must be an unlimited general obligation of the director, officer, or employee but need not be secured and may be accepted by the corporation without reference to the financial ability of such person to make repayment.

Section 5. Non-Exclusiveness of Indemnification. The indemnification and advancement of expenses provided for or authorized by this Article does not exclude

13

any other rights to indemnification or advancement of expenses that a person may have under:

(a) the corporation’s articles of incorporation or bylaws;

(b) any resolution of the board of directors or the shareholders of the corporation;

(c) any other authorization adopted by the shareholders; or

(d) otherwise as provided by law, both as to such person’s actions in his capacity as a director, officer, or employee of the corporation and as to actions in another capacity while holding such office.

Such indemnification shall continue as to a person who has ceased to be a director, officer, or employee, and shall inure to the benefit of the heirs and personal representatives of such person.

ARTICLE VIII

Fiscal Year

The fiscal year of the corporation shall begin on the first day of January of each year and end upon the last day of December next succeeding.

ARTICLE IX

Amendments

Except as otherwise provided in these bylaws, the articles of incorporation or the North Carolina Business Corporation Act, these bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the number of directors then in office at any regular or special meeting of the board of directors. The board of directors shall not have power to amend, repeal or adopt a bylaw (i) requiring more than a majority of the voting shares for a quorum at a meeting of shareholders or more than a majority of the votes cast to constitute action by the shareholders, except where higher percentages are required by law, (ii) increasing or decreasing the authorized number of directors beyond the maximum number or minimum number set forth in Article 2 of these bylaws or (iii) inconsistent with, or (as to any matter covered by said Article 2) in a manner other than as prescribed by, Article 2 of these bylaws.

14

Exhibit 1.7(a)

AMENDED AND RESTATED

BYLAWS OF LINCOLN NATIONAL CORPORATION

ARTICLE I.

Shareholders

Section 1. Annual Meeting. An annual meeting of the shareholders shall be held at such hour and on such date as the board of directors may select in each year for the purpose of electing directors for the terms hereinafter provided and for the transaction of such other business as may properly come before the meeting. The board of directors may postpone an annual meeting for which notice has been given in accordance with Section 4 of this Article I. (Last amended November 11, 1999).

Section 2. Special Meetings. Special meetings of the shareholders may be called by the board of directors. Only business within the purpose or purposes described in the meeting notice may be conducted at a special shareholders meeting. The board of directors may postpone a special meeting for which notice has been given in accordance with Section 4 of this Article I. (Last amended November 11, 1999).

Section 3. Place of Meetings. All meetings of shareholders shall be held at the principal office of the corporation in Philadelphia, Pennsylvania, or at such other place, either within or without the State of Indiana, as may be designated by the board of directors. (Last amended May 11, 2000).

Section 4. Notice of Meetings. A written or printed notice, stating the place, day and hour of the meeting, and in the case of a special meeting or when required by law or by the articles of incorporation or these bylaws, the purpose or purposes for which the meeting is called, shall be delivered or mailed by or at the direction of the secretary no fewer than ten nor more than sixty days before the date of the meeting, to each shareholder of record entitled to vote at such meeting at such address as appears upon the stock records of the corporation. (Last amended August 10, 1989).

Section 5. Quorum. Unless otherwise provided by the articles of incorporation or these bylaws, at any meeting of shareholders the majority of the outstanding shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum. If less than a majority of such shares are represented at a meeting, the person presiding at the meeting may adjourn the meeting from time to time. At any meeting at which a quorum is present, the person presiding at the meeting may adjourn the meeting from time to time. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. (Last amended November 11, 1999).

Section 6. Adjourned Meetings. At any adjourned meeting at which a quorum shall be represented any business may be transacted as might have been transacted at the meeting as originally notified. If a new record date is or must be established pursuant to law, notice of the adjourned meeting must be given to persons who are shareholders as of the new record date. (Added November 6, 1986).

Section 7. Proxies. At all meetings of shareholders, a shareholder may vote either in person or by proxy executed in writing by the shareholder or a duly authorized attorney in fact. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

Section 8. Voting of Shares. Except as otherwise provided by law, by the articles of incorporation, or by these bylaws, every shareholder shall have the right at every shareholders’ meeting to one vote for each share standing in his name on the books of the corporation on the date established by the board of directors as the record date for determination of shareholders entitled to vote at such meeting. (Amended May 7, 1987).

Section 9. Order of Business. The order of business at each shareholders’ meeting shall be established by the person presiding at the meeting. (Amended March 16, 1972).

Section 10. Notice of Shareholder Business. At any meeting of the shareholders, only such business may be conducted as shall have been properly brought before the meeting, and as shall have been determined to be lawful and appropriate for consideration by shareholders at the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting given in accordance with Section 4 of this Article I, (b) otherwise properly brought before the meeting by or at the direction of the board of directors or the chief executive officer, or (c) otherwise properly brought before the meeting by a shareholder. For business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) above, the shareholder must have given timely notice thereof in writing to the secretary of the corporation. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of the corporation, not less than ninety days nor more than one hundred twenty days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, if and only if the annual meeting is not scheduled to be held within a period that commences thirty days before such anniversary date and ends thirty days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Annual Meeting Date”), such shareholder notice shall be given in the manner provided herein by the close of business on the later of (i) the date ninety days prior to such Other Annual Meeting Date or (ii) the tenth day following the date such Other Annual Meeting Date is first publicly announced or disclosed. A shareholder’s notice to the secretary shall set forth as to each matter the shareholder proposes to bring before the meeting (a) a brief description of the business desired to be brought before the meeting, including the text of any proposal to be presented, (b) the name and address, as they appear on the corporation’s stock records, of the shareholder proposing such business, (c) the class and number of shares of the corporation which are beneficially owned by the shareholder, and (d) any interest of the shareholder in such business. Only such business shall be brought before a special meeting of shareholders as shall have been specified in the notice of meeting given in accordance with Section 4 of this Article I. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for

2

the giving of a shareholder’s notice as provided in this Section 10. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 10. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the bylaws, or that business was not lawful or appropriate for consideration by shareholders at the meeting, and if he should so determine, he shall so declare to the meeting and any such business shall not be transacted. (Last amended November 11, 1999).

Section 11. Notice of Shareholder Nominees. Nominations of persons for election to the board of directors of the corporation may be made at any annual meeting of shareholders by or at the direction of the board of directors or by any shareholder of the corporation entitled to vote for the election of directors at the meeting. Such shareholder nominations shall be made pursuant to timely notice given in writing to the secretary of the corporation in accordance with Section 10 of this Article I. Such shareholder’s notice shall set forth, in addition to the information required by Section 10, as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (v) the qualifications of the nominee to serve as a director of the corporation. In the event the board of directors calls a special meeting of shareholders for the purpose of electing one or more directors to the board of directors, any shareholder may nominate a person or persons (as the case may be) for election to such position(s) as specified in the notice of meeting, if the shareholder’s notice of such nomination contains the information specified in this Section 11 and shall be delivered to the secretary of the corporation not later than the close of business on the tenth day following the day on which the date of the special meeting and either the names of the nominees proposed by the board of directors to be elected at such meeting or the number of directors to be elected are publicly announced or disclosed. In no event shall the adjournment of an annual meeting or special meeting, or any announcement thereof, commence a new period for the giving of a shareholder’s notice as provided in this Section 11. No shareholder nomination shall be effective unless made in accordance with the procedures set forth in this Section 11. The person presiding at the meeting shall, if the facts warrant, determine and declare to the meeting that a shareholder nomination was not made in accordance with the bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded. (Last amended November 11, 1999).

Section 12. Control Share Acquisitions. As used in this Section 12, the terms “control shares” and “control share acquisition” shall have the same meanings as set forth in Indiana Code Section 23-1-42-1 et seq. (the “Act”). Control shares of the corporation acquired in a control share acquisition shall have only such voting rights as are conferred by the Act. Control shares of the corporation acquired in a control share acquisition with respect to which the acquiring person has not filed with the corporation the statement required by the Act may, at any time during the period ending sixty days after the last acquisition of control shares by the acquiring

3

person, be redeemed by the corporation at the fair value thereof pursuant to procedures authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances. (Added May 7, 1987).

Section 13. Voting Procedures on Change of Control. In addition to any other authority granted under Indiana law for the corporation to enter into any arrangement, agreement or understanding with respect to the voting of voting shares, pursuant to the authority granted in Indiana Code Section 23-1-22-4, the corporation shall have the power to enter into any arrangement, agreement or understanding of any nature whatsoever and for any duration whereby the board of directors or any group of directors of the corporation can specify or direct the voting by any other person of any shares of any class or series beneficially owned by such person, or as to which such person has the direct or indirect power to direct the voting, in connection with a change of control of the corporation. As used in this Section 13, the term “control” shall have the same meaning as set forth in Indiana Code Section 23-1-22-4.

In the event that an arrangement, agreement or understanding is in effect, and the voting shares of the corporation are not voted in accordance with any such arrangement, agreement or understanding, neither such voting shares nor such votes shall be counted in connection with any vote of the corporation’s shareholders relating to any aspect of a change of control. (Added June 25, 1990).

ARTICLE II.

Board of Directors

Section 1. General Powers, Number, Classes and Tenure. The business of the corporation shall be managed by a board of directors. The number of directors which shall constitute the whole board of directors of the corporation shall be fifteen. Except as otherwise provided in these bylaws, the number of directors may be increased or decreased from time to time by amendment of these bylaws, but no decrease shall have the effect of shortening the term of any incumbent director. The directors shall be divided into three classes, each class to consist, as nearly as may be, of one-third of the number of directors then constituting the whole board of directors, with one class to be elected annually by shareholders for a term of three years, to hold office until their respective successors are elected and qualified; except that

(1) the terms of office of directors initially elected shall be staggered so that the term of office of one class shall expire in each year;

(2) the term of office of a director who is elected by either the directors or shareholders to fill a vacancy in the board of directors shall expire at the end of the term of office of the succeeded director’s class or at the end of the term of office of such other class as determined by the board of directors to be necessary or desirable in order to equalize the number of directors among the classes;

4

(3) the board of directors may adopt a policy limiting the time beyond which certain directors are not to continue to serve, the effect of which may be to produce classes of unequal size or to cause certain directors either to be nominated for election for a term of less than three years or to cease to be a director before expiration of the term of the director’s class.

In case of any increase in the number of directors, the additional directors shall be distributed among the several classes to make the size of the classes as equal as possible. (Last amended May 8, 2003).

Section 2. Additional Provisions. Notwithstanding anything else to the contrary in these bylaws, the following provisions in Article II, Section 2 of these bylaws shall be effective until [a date 30 months after the Effective Time], 2008 (the “Transition Date”):

(A) Qualifications for Directors. Subject to the provisions of this Section 2 and subject to the terms of any class or series of stock having a preference over the common stock as to dividends or upon liquidation providing for special circumstances under which holders thereof may elect directors, (i) in order to qualify for election as a director of the corporation at an annual or special meeting of shareholders or by written consent of shareholders, an individual must be nominated either by (a) a shareholder entitled to vote in the election of directors who has complied with all requirements for such nomination as provided in Article I, Section 11 of these bylaws or (b) the board of directors as provided for in this Section 2 and (ii) in order to qualify for election as a director of the corporation by the board of directors to fill a vacancy or newly created directorship, an individual must be appointed by the board of directors as provided for in this Section 2 and (iii) with respect to any election of directors pursuant to clause (i)(b) or (ii) above, or in connection with the designation of directors to serve on any committee, in any such case occurring prior to the 2007 annual shareholders’ meeting, an individual must have been a Former Lincoln Director, with respect to Former Lincoln Directorships, and a Former Jefferson-Pilot Director, with respect to Former Jefferson-Pilot Directorships. The qualification procedures for clauses (i)(b) and (ii) of the previous sentence are referred to herein as the “Nomination Procedures” and are set forth below:

(1) Initial Board.

(a) Following the consummation of the merger pursuant to the Agreement and Plan of Merger dated October 9, 2005, among the corporation, Jefferson-Pilot Corporation and Quartz Corporation, as amended from time to time (such merger thereunder, the “Merger”), the initial board of directors of the corporation shall be comprised of seven Former Jefferson-Pilot Directors and eight Former Lincoln Directors. Each committee of the board of directors shall consist of an equal number of Former Jefferson-Pilot Directors and Former Lincoln Directors. The Lead Director shall be a Former Jefferson-Pilot Director designated by a majority vote of the Former Jefferson-Pilot Directors, and shall have such duties and responsibilities as may be set forth in the corporation’s Corporate Governance Guidelines from time to time.

5

(b) Two Former Jefferson-Pilot Directors and three Former Lincoln Directors shall be members of the class having terms expiring at the annual meeting of shareholders in 2006. Three Former Jefferson-Pilot Directors and two Former Lincoln Directors shall be members of the class having terms expiring at the annual meeting of shareholders in 2007. Two Former Jefferson-Pilot Directors and three Former Lincoln Directors shall be members of the class having terms expiring at the annual meeting of shareholders in 2008.

(2) Nomination, Appointment and Recommendation Procedures. With respect to any election of directors occurring prior to the 2007 annual shareholders’ meeting:

(a) a majority of the Former Jefferson-Pilot Director members of the Corporate Governance Committee (and their designated successors) shall have the exclusive authority to recommend to the board of directors (A) individuals to fill vacant Former Jefferson-Pilot Directorships and (B) individuals to be nominated by the board of directors for shareholder approval to fill Former Jefferson-Pilot Directorships and

(b) a majority of the Former Lincoln Director members of the Corporate Governance Committee (and their designated successors) shall have the exclusive authority to recommend to the board of directors (A) individuals to fill vacant Former Lincoln Directorships and (B) individuals to be nominated by the board of directors for shareholder approval to fill Former Lincoln Directorships.

(3) Committee Appointments. Each committee of the initial board of directors following the Merger shall be composed of an equal number of Former Jefferson-Pilot Directors and Former Lincoln Directors. With respect to any election of directors to serve on a committee of the board of directors occurring prior to the 2007 annual shareholders’ meeting:

(a) a majority of the Former Jefferson-Pilot Directors shall have exclusive authority to recommend Former Jefferson-Pilot Directors to serve on any committee of the board of directors; and

(b) a majority of the Former Lincoln Directors shall have exclusive authority to recommend Former Lincoln Directors to serve on any committee of the board of directors; and

(c) the Chairman of each of the Compensation Committee and Corporate Governance Committee shall be selected from among the Former Jefferson-Pilot Directors and the Chairman of each of the Audit Committee and the Development Committee shall be selected from among the Former Lincoln Directors; the chairman of other committees of the initial board of directors shall be designated by the board of directors and allocated evenly among Former Lincoln Directors

6

and Former Jefferson-Pilot Directors (which, if there is an odd number of committees, means that either the Former Lincoln Directors or the Former Jefferson-Pilot Directors can have one more chairmanship).

(4) Reduction in the Board. If, at any time prior to the 2007 annual shareholders’ meeting, the board of directors determines to decrease the number of members comprising the board of directors, (i) if the resulting board of directors is comprised of an even number of directors, the board of directors shall be composed of an equal number of Former Jefferson-Pilot Directors and Former Lincoln Directors and (ii) if the resulting board of directors is comprised of an odd number of directors, the number of Former Lincoln Directors on the board of directors shall be greater than the number of Former Jefferson-Pilot Directors on the board of directors by one.

(B) Actions by Special Majority. The following actions of the board of directors shall require the vote of a Special Majority:

(1) the removal of Jon Boscia as Chairman and Chief Executive Officer, the election of a new Chairman and/or Chief Executive Officer, or any modification to the duties and responsibilities of such positions;

(2) the removal of any director;

(3) with respect to any election of directors occurring at or after the 2007 annual shareholders’ meeting (a) the election of any director to fill a vacancy or newly created directorship or the nomination of any individual for election as a director by shareholders, unless such person has been recommended to the board of directors by the affirmative vote of a majority of the entire membership of the Corporate Governance Committee, or (b) a change in the composition or chairmanship of any committee of the board of directors, unless such change has been recommended by a majority of the entire membership of the Corporate Governance Committee;

(4) the removal of the Lead Director or the appointment of any person as Lead Director who is not a Former Jefferson-Pilot Director;

(5) any change in the size of the board of directors or any committee thereof, or in the responsibilities of, or the authority delegated to, any committee of the board of directors;

(6) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the corporation or any “significant subsidiaries” (as defined by Rule 1-02 of Regulation S-X of the Securities Exchange Act of 1934, as amended) or any purchase or sale of 20% or more of the consolidated assets (including stock of any subsidiary) of it and its subsidiaries, taken as a whole, or any sale of its voting securities that, if consummated, would result in any person (or the shareholders of

7

such person) beneficially owning securities representing 20% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its “significant subsidiaries”;

(7) any alteration, amendment or repeal of Section 2 of Article II of these bylaws; and

(8) any alteration, amendment or repeal of the corporation’s Corporate Governance Guidelines, except to the extent necessary to make such guidelines consistent with these bylaws.

(C) Certain Definitions.

“Former Jefferson-Pilot Director” shall mean, as of [Effective Time], 2006, any director who was formerly a director of Jefferson-Pilot Corporation. In addition, any person filling (by election or appointment occurring prior to the 2007 annual shareholders’ meeting) a Former Jefferson-Pilot Directorship and nominated under the Nomination Procedures shall be deemed a Former Jefferson-Pilot Director.

“Former Jefferson-Pilot Directorship” shall mean any of the seven directorships occupied by a Former Jefferson-Pilot Director.

“Former Lincoln Director” shall mean, as of [Effective Time], 2006, any director who was formerly a director of the corporation. In addition, any person filling (by election or appointment occurring prior to the 2007 annual shareholders’ meeting) a Former Lincoln Directorship and nominated under the Nomination Procedures shall be deemed a Former Lincoln Director.

“Former Lincoln Directorship” shall mean any of the eight directorships occupied by a Former Lincoln Director.

“Special Majority” means a number of directors equal to at least 70% of the entire membership of the corporation’s board of directors.

Section 3. Regular Meetings. A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, either within or without the State of Indiana, for the holding of additional regular meetings without other notice than such resolution.

Section 4. Special Meetings. Special meetings of the board of directors may be called by the chief executive officer. The secretary shall call special meetings of the board of directors when requested in writing to do so by six of the members thereof. Special meetings of the board of directors may be held either within or without the State of Indiana. (Last amended August 10, 1989).

8

Section 5. Notice of Meetings. Except as otherwise provided in these bylaws, notice of any meeting of the board of directors shall be given, not less than two days before the date fixed for such meeting, by oral, telegraphic, telephonic, electronic or written communication stating the time and place thereof and delivered personally to each member of the board of directors or telegraphed or mailed to him at his business address as it appears on the books of the corporation; provided, that in lieu of such notice, a director may sign a written waiver of notice either before the time of the meeting, at the time of the meeting or after the time of the meeting. (Last amended November 6, 1986).

Section 6. Quorum. A majority of the whole board of directors shall be necessary to constitute a quorum for the transaction of any business except the filling of vacancies, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 7. Manner of Acting. The act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the board of directors, unless the act of a greater number is required by law or by the articles of incorporation or these bylaws. Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting, if a written consent to such action is signed by all members of the board of directors and such written consent is filed with the minutes of proceedings of the board of directors. Unless otherwise provided by the articles of incorporation, any or all members of the board of directors may participate in a meeting of the board of directors by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting. (Last amended effective March 14, 1991).

Section 8. Vacancies. Except as otherwise provided in the articles of incorporation or these bylaws, any vacancy occurring in the board of directors may be filled by a majority vote of the remaining directors, though less than a quorum of the board of directors, or, at the discretion of the board of directors, any vacancy may be filled by a vote of the shareholders. (Amended November 6, 1986)

Section 9. Notice to Shareholders. Shareholders shall be notified of any increase in the number of directors and the name, address, principal occupation and other pertinent information about any director elected by the board of directors to fill any vacancy. Such notice shall be given in the next mailing sent to shareholders following any such increase or election, or both, as the case may be.

ARTICLE III.

Officers

Section 1. Elected Officers. The elected officers of the corporation shall include one of or both a chairman of the board and a president, and shall also include a secretary, and a treasurer. The

9

elected officers of the corporation may include one or more vice presidents of a class or classes as the board of directors may determine, and such other officers as the board of directors may determine. The chairman of the board, if elected, and president, if elected, shall be chosen from among the directors. Any two or more offices may be held by the same person. (Last amended March 8, 2001).

Section 2. Appointed Officers. The appointed officers of the corporation shall be one or more second vice presidents, assistant vice presidents, assistant treasurers, and assistant secretaries. (Added November 6, 1986).

Section 3. Election or Appointment and Term of Office. The elected officers of the corporation shall be elected annually by the board of directors at the first meeting of the board of directors held after each annual meeting of the shareholders. The appointed officers of the corporation shall be appointed annually by the chief executive officer immediately following the first meeting of the board of directors held after each annual meeting of the shareholders. Additional elected officers may be elected at any regular or special meeting of the board of directors, to serve until the regular meeting of the board held after the next annual meeting of shareholders, and additional appointed officers may be appointed by the chief executive officer at any time to serve until the next annual appointment of officers. Each officer shall hold office until his successor shall have been duly elected or appointed and shall have qualified or until his death or until he shall resign or retire or shall have been removed. (Amended November 6, 1986).

Section 4. Removal. Any officer may be removed by the board of directors and any appointed officer may be removed by the chief executive officer, whenever in their judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. (Last amended August 13, 1987).

Section 5. Vacancies. A vacancy in any elected office may be filled by the board of directors. (Amended March 8, 2001).

Section 6. Chief Executive Officer. If the elected officers of the corporation include both a chairman of the board and a president, the board of directors shall designate one of such officers to be the chief executive officer of the corporation. If the elected officers of the corporation include one of but not both a chairman of the board and a president, such officer shall be the chief executive officer of the corporation. The chief executive officer of the corporation shall be, subject to the board of directors, in general charge of the affairs of the corporation. (Amended March 8, 2001).

Section 7. Chairman of the Board. The chairman of the board shall preside at all meetings of the shareholders and of the board of directors at which he may be present and shall have such other powers and duties as may be determined by the board of directors.

Section 8. President. The president shall have such powers and duties as may be determined by the board of directors. In the absence of the chairman of the board, or if such office be vacant,

10

the president shall have all the powers of the chairman of the board and shall perform all his duties.

Section 9. Vice Presidents. A vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors. In the absence of the president and in accordance with such order of priority as may be established by the board of directors, he may perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. (Amended September 14, 1972).

Section 10. Second Vice Presidents and Assistant Vice Presidents. A second vice president and an assistant vice president shall perform such duties as may be assigned by the chief executive officer or the board of directors. (Added November 6, 1986).

Section 11. Secretary. The secretary shall (a) keep the minutes of the shareholders’ and board of directors’ meetings in one or more books provided for that purpose, (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law, (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized, and (d) in general perform all duties incident to the office of secretary and such other duties as may be assigned by the chief executive officer or the board of directors. (Amended September 14, 1972).

Section 12. Assistant Secretaries. In the absence of the secretary, an assistant secretary shall have the power to perform his duties including the certification, execution and attestation of corporate records and corporate instruments. Assistant secretaries shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors. (Last amended November 6, 1986).

Section 13. Treasurer. The treasurer shall (a) have charge and custody of all funds and securities of the corporation, (b) receive and give receipts for monies due and payable to the corporation from any source whatsoever, (c) deposit all such monies in the name of the corporation in such depositories as are selected by the board of directors, and (d) in general perform all duties incident to the office of treasurer and such other duties as may be assigned by the chief executive officer or the board of directors. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his duties in such form and with such surety or sureties as the board of directors shall determine. (Amended September 14, 1972).

Section 14. Assistant Treasurers. In the absence of the treasurer, an assistant treasurer shall have the power to perform his duties. Assistant treasurers shall perform such other duties as may be assigned to them by the chief executive officer or the board of directors. (Last amended November 6, 1986).

11

ARTICLE IV.

Committees

Section 1. Board Committees. Except as provided in these bylaws, the board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate from among its members one or more committees each of which, to the extent provided in such resolution and except as otherwise provided by law, shall have and exercise all the authority of the board of directors. Except as provided in these bylaws, each such committee shall serve at the pleasure of the board of directors. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law. Each such committee shall keep a record of its proceedings and shall adopt its own rules of procedure. It shall make such reports to the board of directors of its actions as may be required by the board. (Amended March 16, 1972).

Section 2. Advisory Committees. The board of directors may, by resolution adopted by a majority of the whole board of directors, from time to time designate one or more advisory committees, a majority of whose members shall be directors. An advisory committee shall serve at the pleasure of the board of directors, keep a record of its proceedings and adopt its own rules of procedure. It shall make such reports to the board of directors of its actions as may be required by the board. (Amended March 16, 1972).

Section 3. Manner of Acting. Unless otherwise provided by the articles of incorporation, any action required or permitted to be taken at any meeting of a committee established under this Article IV may be taken without a meeting, if a written consent to such action is signed by all members of the committee and such written consent is filed with the minutes of proceedings of the committee. Unless otherwise provided by the articles of incorporation, any or all members of such committee may participate in a meeting of the committee by means of a conference telephone or similar communications equipment by which all persons participating in the meeting can communicate with each other, and participation in this manner constitutes presence in person at the meeting. (Last amended effective March 14, 1991).

ARTICLE V.

Corporate Instruments and Loans

Section 1. Corporate Instruments. The board of directors may authorize any officer or officers to execute and deliver any instrument in the name of or on behalf of the corporation, and such authority may be general or confined to specific instances. (Amended September 14, 1972).

Section 2. Loans. No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

12

ARTICLE VI.

Stock Certificates, Transfer of Shares, Stock Records

Section 1. Certificates for Shares. Shares may, but need not be, represented by certificates. Each shareholder, upon request, shall be entitled to a certificate, signed by the president or a vice president and the secretary or any assistant secretary of the corporation, certifying the number of shares owned by him in the corporation. If such certificate is countersigned by the written signature of a transfer agent other than the corporation or its employee, the signatures of the officers of the corporation may be facsimiles. If such certificate is countersigned by the written signature of a registrar other than the corporation or its employee, the signatures of the transfer agent and the officers of the corporation may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the date of its issue. Certificates representing shares of the corporation shall be in such form consistent with the laws of the State of Indiana as shall be determined by the board of directors. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares are issued, with the number of shares and date of issue, shall be entered on the stock transfer records of the corporation. (Amended May 13,1999).

Section 2. Transfer of Shares. Transfer of shares of the corporation shall be made on the stock transfer records of the corporation by the holder of record thereof or by his legal representative, who shall furnish proper evidence of authority to transfer, or by his attorney thereunto authorized by power of attorney duly executed and filed with the corporation, and, except as otherwise provided in these bylaws, on surrender for cancellation of the certificates for such shares. (Amended May 28, 1969).

Section 3. Lost, Destroyed or Wrongfully Taken Certificates. Any person claiming a certificate of stock to have been lost, destroyed or wrongfully taken, and who requests the issuance of a new certificate before the corporation has notice that the certificate alleged to have been lost, destroyed or wrongfully taken has been acquired by a bona fide purchaser, shall make an affidavit of that fact and shall give the corporation and its transfer agents and registrars a bond of indemnity with unlimited liability, in form and with one or more corporate sureties satisfactory to the chief executive officer or treasurer of the corporation (except that the chief executive officer or treasurer may authorize the acceptance of a bond of different amount, or a bond with personal surety thereon, or a personal agreement of indemnity), whereupon in the discretion of the chief executive officer or the treasurer and except as otherwise provided by law a new certificate may be issued of the same tenor and for the same number of shares as the one alleged to have been lost, destroyed or wrongfully taken. In lieu of a separate bond of indemnity in each case, the chief executive officer of the corporation may accept an assumption of liability under a blanket bond issued in favor of the corporation and its transfer agents and registrars by one or more corporate sureties satisfactory to him. (Amended September 14, 1972).

Section 4. Transfer Agent and Registrars. The board of directors by resolution may appoint a transfer agent or agents or a registrar or registrars of transfer, or both. All such appointments

13

shall confer such powers, rights, duties and obligations consistent with the laws of the State of Indiana as the board of directors shall determine. The board of directors may appoint the treasurer of the corporation and one or more assistant treasurers to serve as transfer agent or agents. (Amended May 28, 1969).

Section 5. Record Date. For the purposes of determining shareholders entitled to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors shall fix in advance a date as a record date for any such determination of shareholders, such date in any case to be not more than seventy days before the meeting or action requiring a determination of shareholders. (Amended November 6, 1986).

ARTICLE VII.

Liability

No person or his personal representatives shall be liable to the corporation for any loss or damage suffered by it on account of any action taken or omitted to be taken by such person in good faith as an officer or employee of the corporation, or as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, which he serves or served at the request of the corporation, if such person (a) exercised and used the same degree of care and skill as a prudent man would have exercised and used under like circumstances, charged with a like duty, or (b) took or omitted to take such action in reliance upon advice of counsel for the corporation or such enterprise or upon statements made or information furnished by persons employed or retained by the corporation or such enterprise upon which he had reasonable grounds to rely. The foregoing shall not be exclusive of other rights and defenses to which such person or his personal representatives may be entitled under law. (Last amended November 6, 1986).

ARTICLE VIII.

Indemnification

Section 1. Actions by a Third Party. The corporation shall indemnify any person who is or was a party, or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation), and whether formal or informal, who is or was a director, officer, or employee of the corporation or who, while a director, officer, or employee of the corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against:

14

(A) any reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding, if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(B) judgments, settlements, penalties, fines (including excise taxes assessed with respect to employee benefit plans) and reasonable expenses (including attorneys’ fees) incurred with respect to a proceeding where such person is not wholly successful on the merits or otherwise in the defense of the proceeding if:

(i) the individual’s conduct was in good faith; and

(ii) the individual reasonably believed:

(C) in the case of conduct in the individual’s capacity as a director, officer or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(D) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests; and

(i) in the case of any criminal proceeding, the individual either:

(E) had reasonable cause to believe the individual’s conduct was lawful; or

(F) had no reasonable cause to believe the individual’s conduct was unlawful.

(G) The termination of a proceeding by a judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director, officer, or employee did not meet the standard of conduct described in this section. (Last amended November 6, 1986).

Section 2. Actions by or in the Right of the Corporation. The corporation shall indemnify any person who is or was a party or is threatened to be made a defendant or respondent, to a proceeding, including any threatened, pending or completed action, suit or proceeding, by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, or employee of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not, against any reasonable expenses (including attorneys’ fees):

(A) if such person is wholly successful on the merits or otherwise in the defense of such proceeding, or

(B) if not wholly successful:

(i) the individual’s conduct was in good faith; and

(ii) the individual reasonably believed:

15

(C) in the case of conduct in the individual’s capacity as a director, officer, or employee of the corporation, that the individual’s conduct was in the corporation’s best interests; and

(D) in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper. (Last amended November 6, 1986).

Section 3. Methods of Determining Whether Standards for Indemnification Have Been Met. Any indemnification under Sections 1 or 2 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standards of conduct set forth in Section 1 or 2. In the case of directors of the corporation such determination shall be made by any one of the following procedures:

(A) by the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(B) if a quorum cannot be obtained under (a), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

(C) by special legal counsel:

(i) selected by the board of directors or a committee thereof in the manner prescribed in (a) or (b); or

(ii) if a quorum of the board of directors cannot be obtained under (a) and a committee cannot be designated under (b), selected by a majority vote of the full board of directors (in which selection directors who are parties may participate).

In the case of persons who are not directors of the corporation, such determination shall be made (a) by the chief executive officer of the corporation or (b) if the chief executive officer so directs or in his absence, in the manner such determination would be made if the person were a director of the corporation. (Last amended November 6, 1986).

Section 4. Advancement of Defense Expenses. The corporation may pay for or reimburse the reasonable expenses incurred by a director, officer, or employee who is a party to a proceeding described in Section 1 or 2 of this Article in advance of the final disposition of said proceeding if:

(A) the director, officer, or employee furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in Section 1 or 2; and

16

(B) the director, officer, or employee furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that the director, officer or employee did not meet the standard of conduct; and

(C) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 1 or 2.

(D) The undertaking required by this Section must be an unlimited general obligation of the director, officer, or employee but need not be secured and may be accepted by the corporation without reference to the financial ability of such person to make repayment. (Last Amended November 6, 1986).

Section 5. Non-Exclusiveness of Indemnification. The indemnification and advancement of expenses provided for or authorized by this Article does not exclude any other rights to indemnification or advancement of expenses that a person may have under:

(A) the corporation’s articles of incorporation or bylaws;

(B) any resolution of the board of directors or the shareholders of the corporation;

(C) any other authorization adopted by the shareholders; or

(D) otherwise as provided by law, both as to such person’s actions in his capacity as a director, officer, or employee of the corporation and as to actions in another capacity while holding such office.

Such indemnification shall continue as to a person who has ceased to be a director, officer, or employee, and shall inure to the benefit of the heirs and personal representatives of such person. (Last amended November 6, 1986).

ARTICLE IX.

Amendments

Except as set forth in Section 2 of Article II, these bylaws may be altered, amended or repealed and new bylaws may be made by a majority of the whole board of directors at any regular or special meeting of the board of directors. (Amended May 11, 1978).

17

Exhibit 5.5

Form of Affiliate Agreement

[Date]

Lincoln National Corporation

[Address]

Re:	Rule 145 Restrictions

Ladies and Gentlemen:

Lincoln National Corporation, an Indiana corporation (“Lincoln”), Quartz Corporation, a North Carolina corporation and a wholly owned subsidiary of Lincoln (“Merger Sub”) and Jefferson-Pilot Corporation, a North Carolina corporation (“Jefferson-Pilot”), have entered into an Agreement and Plan of Merger, dated as of October , 2005 (the “Merger Agreement”), pursuant to which Jefferson-Pilot would be merged with and into Merger Sub (the “Merger”), and outstanding shares of common stock of Jefferson-Pilot would be converted into the right to receive cash and/or shares of common stock of Lincoln (“Shares”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

The undersigned has been advised that as of the date the Merger is submitted to shareholders of Jefferson-Pilot for approval, the undersigned may be an “affiliate” of Jefferson-Pilot as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The undersigned represents, warrants and covenants to Lincoln that, in the event the undersigned receives any Shares as a result of the Merger:

A. At the time the Merger was submitted for a vote of the shareholders of Jefferson-Pilot, (a) the undersigned may be deemed to have been an affiliate of Jefferson-Pilot and (b) if in fact the undersigned was at such time an affiliate of Jefferson-Pilot under the Act, the undersigned may not sell, transfer or otherwise dispose of Shares issued to the undersigned in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Act (as such rule may hereinafter from time to time be amended) or (iii) in the opinion of counsel reasonably acceptable to Lincoln, or in accordance with a “no action” letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Act.

B. The undersigned understands that Lincoln is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on the undersigned’s behalf under the Act.

C. The undersigned also understands that stop transfer instructions will be given to Lincoln’s transfer agents with respect to the Shares issued to the undersigned and that there will be placed on the certificates for the Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated                     , 200   between the registered holder hereof and Lincoln National Corporation, a copy of which is on file at the principal offices of Lincoln National Corporation.

D. The undersigned also understands that unless the transfer by the undersigned of the undersigned’s Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 under the Act, Lincoln reserves the right to put the following legend on the certificates issued to any transferee of such Shares from the undersigned:

The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.

E. The undersigned has carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Shares, to the extent the undersigned deemed necessary, with counsel of the undersigned or counsel for Jefferson-Pilot.

F. By its acceptance hereof, Lincoln agrees, for a period of two years after the Effective Time, that it will file, on a timely basis, all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) under the Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Act are therefore available to the undersigned in the event the undersigned desires to transfer any Shares issued to the undersigned in the Merger.

[Remainder of page intentionally left blank]

Very truly yours,

By:
Name:
Title:

Accepted this          day of                     , 200   by

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

Exhibit 5.8(b)

List of Officers and Directors of Lincoln Post-Merger

David A. Stonecipher (or such alternative designee of Jefferson-Pilot reasonably satisfactory to Lincoln): Lead Director

Dennis R. Glass (or such alternative designee of Jefferson-Pilot reasonably satisfactory to Lincoln): Director, President and Chief Operating Officer

Five additional current directors of Jefferson-Pilot, to be designated by Jefferson-Pilot; which appointments would be subject to confirmation by Lincoln that such additional directors qualify as independent directors of Lincoln.